PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 11, 1999)

                               U.S. $5,000,000,000

                                [GRAPHIC OMITTED]

                               The CIT Group, Inc.
                           1211 Avenue of the Americas
                            New York, New York 10036
                                Medium-Term Notes

                                 TERMS OF NOTES

      The CIT Group, Inc. ("CIT", or "we", "our" or "us") may offer its Medium-Term Notes ("Notes") at one or more times up to an aggregate initial offering price of U.S.$ 5,000,000,000. The specific terms of the Notes will be reflected in a pricing supplement. The following are the terms or possible terms of the Notes.

o  The Notes will mature 9 months or later from the date they are issued.

o  The Notes may be issued as "Senior Notes" or "Senior Subordinated Notes".

o The interest rate on the Notes may be fixed or floating. Floating rate interest will be based on:

   o  CD Rate

   o  CMT Rate

   o  Commercial Paper Rate

   o  11th District Cost of Funds Rate

   o  Federal Funds Rate

   o  LIBOR

   o  Prime Rate

   o  Treasury Rate

   o  Any other rate specified by us in a pricing supplement

   o  Adjustments to the rate by the Spread and/or Spread Multiplier

o We may issue Notes whose interest rate or interest rate formula may be adjusted on specific dates.

o Fixed rate interest is payable on January 15 and July 15, generally, accruing from the date we issue the Notes. o Floating rate interest is payable as stated in the pricing supplement.

o  Global securities are held by The Depository Trust Company, generally.

o We may issue one or more Notes that are denominated in a currency or currency unit (the "Specified Currency") other than U.S. dollars. These Notes will not be sold in, or to a resident of, the country of the particular Specified Currency of a Note. For more details, see "Foreign Currency Risks".

o We may issue some Notes at a discount from the principal amount payable at the maturity of the Notes.

o  We may issue some Notes that do not pay periodic interest payments.

o For more details, see "Description of the Notes" in this Prospectus Supplement, "Description of Debt Securities" in the Prospectus, and the pricing or other supplements. Pricing or other supplements may alter the foregoing terms of the Note.

                                 TERMS OF SALE

o Unless the pricing supplement specifies otherwise, we would receive between U.S.$4,962,500,000 and U.S. $4,993,750,000, or the equivalent thereof in other currencies, of the proceeds from the sale of all of the Notes offered by this Prospectus Supplement, before expenses, after paying the Agents commissions at rates ranging between 0.125% and 0.750% of the principal amount of the Notes sold (between U.S.$6,250,000 and U.S.$37,500,000), or the equivalent thereof in other currencies. If the maturity of the Notes exceeds 30 years, the commission rate may be higher.

o There is no established trading market for the Notes and there is no assurance that an established market will develop for the Notes.

o We may sell the Notes to one or more agents (each an "Agent" and, collectively, the "Agents"), including the Agents listed below, as principals for resale at varying or fixed offering prices or through one or more Agents, as agents using their reasonable best efforts to sell the Notes on our behalf.

o  We may also sell the Notes without using the Agents.

The Notes have not been approved or disapproved by the SEC or any state securities commission. None of those authorities has determined that the Prospectus, this Supplement or any Pricing or other Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers
       Chase Securities Inc.
               Credit Suisse First Boston
                       Goldman, Sachs & Co.
                               Merrill Lynch & Co.
                                       Morgan Stanley Dean Witter
                                                Salomon Smith Barney
                                                         Warburg Dillon Read LLC

            The date of this Prospectus Supplement is March 31, 1999.

You should rely only on the information incorporated by reference or provided in this Prospectus Supplement, the Prospectus and the pricing supplement. We and the Agents have not authorized anyone else to provide you with different or additional information. We are not making an offer of these Notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this Prospectus Supplement, the Prospectus and the pricing supplement is accurate as of any date other than the date on the front of that document.

                                 ---------------

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page
                                                                            ----

Financial Results ......................................................     S-3
Recent Developments ....................................................     S-5
Description of the Notes ...............................................    S-15
Special Provisions Relating to Foreign Currency Notes ..................    S-32
Foreign Currency Risks .................................................    S-34
Material United States Federal Income Tax Consequences .................    S-36
Plan of Distribution ...................................................    S-41

                                   Prospectus

Available Information ..................................................       2
Documents Incorporated by Reference ....................................       2
The Company ............................................................       3
Summary of Financial Information .......................................       9
Use of Proceeds ........................................................      10
Description of Debt Securities .........................................      10
Plan of Distribution ...................................................      16
Experts ................................................................      17
Legal Opinions .........................................................      17

              ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

      References in this Prospectus Supplement to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

      We may use this Prospectus Supplement, together with the Prospectus and a pricing supplement, to offer Senior Notes, or Senior Subordinated Notes, from time to time. The total initial public offering price of Notes that may be offered by use of this Prospectus Supplement is $5,000,000,000 (or the equivalent in foreign or composite currencies).

      This Prospectus Supplement sets forth certain terms of the Notes that we may offer. It supplements the description of the Notes contained in the Prospectus, where the Notes are included in the defined term "Debt Securities". If information in this Prospectus Supplement is inconsistent with the Prospectus, this Prospectus Supplement will apply and you should not rely on the information in the Prospectus.

      Each time we issue Notes, we will attach a pricing supplement to this Prospectus Supplement. The pricing supplement will contain the specific description of the Notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this Prospectus Supplement or the Prospectus. Information in the pricing supplement will replace any inconsistent information in this Prospectus Supplement, including any changes in the method of calculating interest on any Note.

      When we refer to the Prospectus, we mean the Prospectus which accompanies this Prospectus Supplement. When we refer to a pricing supplement, we mean the pricing supplement we file with respect to a particular Note.

      You should read and consider all information contained in this Prospectus Supplement, the Prospectus, and the pricing supplement in making your investment decision.

                                FINANCIAL RESULTS

      We present below our consolidated results of operations for each of the years in the two-year period ended December 31, 1998 and our consolidated balance sheet data as of December 31, 1998 and 1997. We derived these figures from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this Prospectus Supplement. You should read this data in conjunction with the notes to those financial statements and Items 7 and 7A of that report.

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
               (Dollars in Millions, except Net Income per Share)

                                                             Years
                                                       Ended December 31,
                                                -------------------------------
                                                     1998             1997
                                                --------------   --------------
Finance income ...............................  $      2,015.1   $      1,824.7
Interest expense .............................         1,040.8            937.2
                                                --------------   --------------
    Net finance income .......................           974.3            887.5
Fees and other income ........................           255.4            247.8
Gain on sale of equity interest acquired in
  loan workout ...............................            --               58.0
                                                --------------   --------------
    Operating revenue ........................         1,229.7          1,193.3
                                                --------------   --------------
Salaries and general operating expenses ......           417.8            428.4
Provision for credit losses ..................            99.4            113.7
Depreciation on operating lease equipment ....           169.5            146.8
Minority interest in subsidiary trust holding
  solely debentures of the Company ...........            19.2             16.3
                                                --------------   --------------
    Operating expenses .......................           705.9            705.2
                                                --------------   --------------
Income before provision for income taxes .....           523.8            488.1
Provision for income taxes ...................           185.0            178.0
                                                --------------   --------------
Net income ...................................  $        338.8   $        310.1
                                                ==============   ==============
Net income per basic share ...................  $         2.09   $         1.96
    Weighted average shares outstanding ......     161,987,897      158,134,315
Net income per diluted share .................  $         2.08   $         1.95
    Weighted average shares outstanding ......     163,188,739      159,154,282

                      THE CIT GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                              (Amounts in Millions)

                                                     December 31,   December 31,
                                                         1998           1997
                                                      ---------      ---------
Assets
Financing and leasing assets
Loans
   Commercial .....................................   $11,415.5      $10,342.5
   Consumer .......................................     4,266.9        3,664.8
Lease receivables .................................     4,173.6        3,712.4
                                                      ---------      ---------
   Finance receivables ............................    19,856.0       17,719.7
Reserve for credit losses .........................      (263.7)        (235.6)
                                                      ---------      ---------
   Net finance receivables ........................    19,592.3       17,484.1
Operating lease equipment, net ....................     2,774.1        1,905.6
Consumer finance receivables held for sale ........       987.4          268.2
Cash and cash equivalents .........................        73.6          140.4
Other assets ......................................       875.7          665.8
                                                      ---------      ---------
Total assets ......................................   $24,303.1      $20,464.1
                                                      =========      =========
Liabilities and Stockholders' Equity
Debt
Commercial paper ..................................   $ 6,144.1      $ 5,559.6
Variable rate senior notes ........................     4,275.0        2,861.5
Fixed rate senior notes ...........................     8,032.3        6,593.8
Subordinated fixed rate notes .....................       200.0          300.0
                                                      ---------      ---------
   Total debt .....................................    18,651.4       15,314.9
Credit balances of factoring clients ..............     1,302.1        1,202.6
Accrued liabilities and payables ..................       694.3          660.1
Deferred federal income taxes .....................       703.7          603.6
                                                      ---------      ---------
   Total liabilities ..............................    21,351.5       17,781.2
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely debentures of the Company .......       250.0          250.0
Stockholders' equity
Class A common stock, par value $0.01 per share;
   Authorized 700,000,000 shares
   Issued: 163,144,879 shares in 1998 and
     37,173,527 shares in 1997
   Outstanding: 162,176,949 shares in 1998 and
     37,173,527 shares in 1997 ....................         1.7            0.4
Class B common stock, par value $0.01 per share,
   510,000,000 shares authorized and in 1997
   126,000,000 issued and outstanding .............        --              1.3
Paid-in capital ...................................       952.5          948.3
Retained earnings .................................     1,772.8        1,482.9
Treasury stock at cost (967,930 shares; Class A) ..       (25.4)          --
                                                      ---------      ---------
Total stockholders' equity ........................     2,701.6        2,432.9
                                                      ---------      ---------
Total liabilities and stockholders' equity ........   $24,303.1      $20,464.1
                                                      =========      =========

                               RECENT DEVELOPMENTS

Newcourt Acquisition

      On March 8, 1999, we announced that we would acquire Newcourt Credit Group Inc. ("Newcourt") , a financial services company, in an exchange of common stock (the "Newcourt Acquisition"). Under the terms of the acquisition agreement relating to the Newcourt Acquisition (the "Agreement and Plan of Reorganization"), 0.92 shares of CIT Class A Common Stock will be exchanged for each outstanding share of Newcourt common stock. The Agreement and Plan of Reorganization specifies conditions that must be satisfied for the Newcourt Acquisition to be completed. In addition, CIT and Newcourt must obtain the affirmative vote of their respective stockholders, and regulatory approval must be obtained, in order for the Newcourt Acquisition to be completed. We anticipate that the Newcourt Acquisition will be completed in the third quarter of 1999.

Unaudited Pro Forma Condensed Consolidated Financial Statements

      We have based the following unaudited pro forma condensed consolidated balance sheet and statement of income of CIT on the historical consolidated financial statements of CIT and Newcourt at December 31, 1998 and for the year then ended. We have prepared the unaudited pro forma condensed consolidated balance sheet assuming that the pending Newcourt Acquisition had occurred on December 31, 1998. We have prepared the unaudited pro forma condensed consolidated statement of income assuming that the pending Newcourt Acquisition had occurred on January 1, 1998.

      The unaudited pro forma condensed consolidated financial statements reflect pro forma estimated adjustments to Newcourt's assets and liabilities to reflect their respective fair values and apply the purchase method of accounting. We have allocated to goodwill the excess of the purchase price over the estimated fair value of the net assets acquired. There may be changes in the allocation of the purchase price to the fair value of the net assets acquired and goodwill, and as of the Newcourt Acquisition closing date, this allocation will be finalized.

      You should read the following unaudited pro forma condensed consolidated financial statements in conjunction with:

      o     the notes that accompany those financial statements,

      o our 1998 audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 1998, and

      o the audited consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1998.

      We have prepared the unaudited pro forma condensed consolidated financial statements based upon currently available information and assumptions deemed appropriate by management of CIT and Newcourt. These pro forma financial statements do not necessarily indicate either the financial position or the results of operations that would have been achieved had the Newcourt Acquisition actually occurred on the dates referred to above, nor do they necessarily indicate the results of future operations, because we have based these unaudited pro forma condensed consolidated financial statements on estimates of financial effects that may prove to be inaccurate over time. These pro forma financial statements do not reflect, among other things, our management's plans to reduce the level of securitization activity, the cost savings or the revenue enhancements that may or may not be achieved as a result of the Newcourt Acquisition, or the post acquisition legal and tax structure.

      The unaudited pro forma condensed consolidated financial statements and the accompanying notes contain information that constitute forward-looking statements concerning the combined companies' operations, economic performance and financial condition. Because those statements reflect risks and uncertainties, actual results may differ materially from the results those statements express or imply. Those risks and uncertainties include but are not limited to:

      o     risks of economic slowdown or downturn,

      o     risks inherent in changes in prevailing interest rates,

      o unanticipated difficulties in combining the management, operations or cultures of CIT and Newcourt,

      o cost savings that are not realized or are not realizable within the time anticipated,

      o risks associated with the value and recoverability of leased equipment, adequacy of credit reserves for credit losses and funding opportunities and borrowing costs,

      o changes in regulations governing the combined companies business and operations,

      o     competitive factors,

      o     issues associated with year 2000 compliance, and

      o uncertainties associated with risk management, including credit risk management, asset/liability management and interest rate risk management.

      In addition, some of this information is based upon preliminary estimates of fair values and of future costs, and those estimates may be revised as we obtain additional information.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             As of December 31, 1998

                                                                          Pro Forma             Pro Forma
                                                 CIT      Newcourt(a)    Adjustments   Note   Consolidated
                                              ---------   ----------     -----------   ----   ------------
                                                                   (Dollars in Millions)
Assets
Financing and leasing assets
Loans
   Commercial ..............................  $11,415.5   $ 4,936.4      $   100.9      3a     $16,452.8
   Consumer ................................    4,266.9      --             --                   4,266.9
Lease receivables ..........................    4,173.6     3,317.0           66.7      3a       7,557.3
                                              ---------   ---------      ---------             ---------
   Finance receivables .....................   19,856.0     8,253.4          167.6              28,277.0
Reserve for credit losses ..................     (263.7)     (183.7)        --                    (447.4)
                                              ---------   ---------      ---------             ---------
   Net finance receivables .................   19,592.3     8,069.7          167.6              27,829.6
Operating lease equipment, net .............    2,774.1     2,116.7         --                   4,890.8
Consumer finance receivables

   held for sale ...........................      987.4      --             --                     987.4
Commercial finance receivables held for sale     --         1,542.8         --                   1,542.8
Goodwill ...................................      216.5     1,222.0        1,084.3      3c       2,522.8
Cash and cash equivalents ..................       73.6       998.8         --                   1,072.4
Other assets ...............................      659.2     1,186.0           (1.7)     3a       1,843.5
                                              ---------   ---------      ---------             ---------
   Total assets ............................  $24,303.1   $15,136.0      $ 1,250.2             $40,689.3
                                              =========   =========      =========             =========
Liabilities and Stockholders' Equity
Debt
Commercial paper ...........................  $ 6,144.1   $ 2,019.0      $  --                 $ 8,163.1
Variable rate senior notes .................    4,275.0     1,480.4         --                   5,755.4
Fixed rate senior notes ....................    8,032.3     8,107.8          203.5      3a      16,343.6
Subordinated fixed rate notes ..............      200.0      --             --                     200.0
                                              ---------   ---------      ---------             ---------
   Total debt ..............................   18,651.4    11,607.2          203.5              30,462.1
Credit balances of factoring clients .......    1,302.1      --             --                   1,302.1
Accrued liabilities and payables ...........      694.3       669.4          150.0      2d       1,513.7
Deferred federal income taxes ..............      703.7      (152.0)         (71.3)     3a         480.4
                                              ---------   ---------      ---------             ---------
   Total liabilities .......................  $21,351.5   $12,124.6      $   282.2             $33,758.3
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely debentures of the

   Company .................................      250.0      --             --                     250.0
Stockholders' equity:
Common stock ...............................        1.7      --                1.4      2a           3.1
Paid-in capital ............................      952.5      --            3,978.0      2a       4,930.5
Share capital ..............................       --       2,792.8       (2,792.8)     3b          --
Retained earnings ..........................    1,772.8       218.6         (218.6)     3b       1,772.8
Treasury stock at cost .....................      (25.4)     --             --                     (25.4)
                                              ---------   ---------      ---------             ---------
   Total stockholders' equity ..............    2,701.6     3,011.4          968.0               6,681.0
                                              ---------   ---------      ---------             ---------
   Total liabilities and
      stockholders' equity .................  $24,303.1   $15,136.0      $ 1,250.2             $40,689.3
                                              =========   =========      =========             =========

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

(a) Reported in U.S. $ and in accordance with U.S. GAAP - See Note 1--Basis Presentation and Note 6--Newcourt Credit Group Inc.--Pro Forma Reclassifications and Conversions.

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 31, 1998

                                                                                     Pro Forma                Pro Forma
                                                     CIT           Newcourt(a)      Adjustments     Note    Consolidated
                                               --------------    --------------    --------------   ----   --------------
                                                            (Dollars in Millions, except per share amounts)
Finance income ..............................  $      2,015.1    $      1,888.4    $        (56.7)   3e    $      3,846.8
Interest expense ............................         1,040.8             657.9             (70.3)   3e           1,628.4
                                               --------------    --------------    --------------          --------------
   Net finance income .......................           974.3           1,230.5              13.6                 2,218.4
Fees and other income .......................           255.4             548.7              --                     804.1
                                               --------------    --------------    --------------          --------------
   Operating revenue ........................         1,229.7           1,779.2              13.6                 3,022.5
Salaries and general operating expenses .....           407.7             698.3              --                   1,106.0
Provision for credit losses .................            99.4             100.5              --                     199.9
Depreciation on operating lease equipment ...           169.5             686.7              --                     856.2
Goodwill amortization .......................            10.1              44.4              21.5    3d              76.0
Minority interest in subsidiary trust holding
   solely debentures of the Company .........            19.2              --                --                      19.2
                                               --------------    --------------    --------------          --------------
   Operating expenses .......................           705.9           1,529.9              21.5                 2,257.3
   Income before provision for income
      taxes .................................           523.8             249.3              (7.9)                  765.2
Provision for income taxes ..................           185.0              91.5               5.2    3f             281.7
                                               --------------    --------------    --------------          --------------
   Net income ...............................  $        338.8    $        157.8    $        (13.1)         $        483.5
                                               ==============    ==============    ==============          ==============
Basic Earnings Per Share ....................  $         2.09    $         1.11                       4    $         1.65
Weighted average common shares
   outstanding ..............................     161,987,897       142,741,776                               293,310,331
Diluted Earnings Per Share ..................  $         2.08    $         1.09                       4    $         1.63
Weighted average common shares
   outstanding ..............................     163,188,739       144,859,067                               296,459,081

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

(a) Reported in U.S. $ and in accordance with U.S. GAAP - See Note 1--Basis of Presentation and Note 6--Newcourt Credit Group Inc.--Pro Forma Reclassifications and Conversions.

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

1.  Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 was prepared as if the Newcourt Acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1998 was prepared as if the Newcourt Acquisition had been consummated on January 1, 1998. The unaudited pro forma condensed consolidated financial statements have been prepared using the following information:

      (a) Audited consolidated financial statements of The CIT Group, Inc. ("CIT" or the "Company") as of and for the year ended December 31, 1998, which are included in CIT's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC");

      (b) Audited consolidated financial statements of Newcourt Credit Group Inc. ("Newcourt") as of and for the year ended December 31, 1998, as filed on Form 6-K with the SEC, presented in Canadian dollars and prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). For purposes of these unaudited pro forma condensed consolidated financial statements, Newcourt's balance sheet and income statement information has been: (1) adjusted to conform to U.S. generally accepted accounting principles ("U.S. GAAP"), based upon the information contained in Newcourt's 1998 Form 6K footnote number 21 of "Notes to Consolidated Financial Statements - Reconciliation to United States Accounting Principles",
            (2) converted to a presentation in U.S. dollars using an exchange rate of .6443 Canadian dollar to each U.S. dollar for the unaudited pro forma condensed consolidated balance sheet and .6733 for the unaudited pro forma condensed consolidated statement of income, and
            (3) reclassified as to certain financial statement line items to conform to CIT's presentation under U.S. GAAP - See Note 6 - Newcourt Credit Group Inc. - Pro Forma Reclassifications and Conversions.

2.  Pro Forma Assumptions

      (a) The value of CIT common stock, par value $0.01 per share, issued to acquire Newcourt common stock is $3,979.4 million, based upon 148,374,321 outstanding shares of Newcourt common stock, per the Agreement and Plan of Reorganization, at a price per Newcourt share of $26.82. The price per share was determined by multiplying, by
            0.92 ("the exchange ratio"), the average closing price of CIT Class A Common Stock for the five day period both before and after the date of the announcement of the Newcourt Acquisition, March 8, 1999.

      (b) The acquisition of Newcourt has been accounted for using the purchase method. The difference between the total purchase price and the estimated fair value of the net assets acquired has been allocated to goodwill.

      (c) Estimated fair values for commercial loans, lease receivables, other assets, fixed rate senior notes and derivative financial instruments were obtained from Newcourt's 1998 Form 6-K - Footnote number 17 of "Notes to Consolidated Financial Statements - Derivative Financial Instruments" and Footnote number 18 "Fair Value of Financial Instruments". The resulting net premium/discount on commercial loans and lease receivables and fixed rate senior notes, for the purposes of these unaudited condensed consolidated pro forma financial statements, is assumed to be amortized/accreted into interest income/expense to produce a constant yield to maturity. No fair value adjustment has been made to operating lease equipment, and any such adjustment is not expected to be material to the unaudited pro forma condensed consolidated financial statements - See Note 5 - Estimated Effect of Pro Forma Amortization and Accretion of Purchase Accounting Adjustments.

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

            The actual fair value of net assets acquired will be determined as of the Newcourt Acquisition closing date and is subject to revision as additional information becomes available.

      (d) A preliminary estimate of $150.0 million has been made for costs including transaction costs, severance, operational redundancies, etc. associated with the acquisition of Newcourt ("restructuring charge"). This restructuring charge is based upon information currently available to management and is subject to change in conjunction with the integration project that is undertaken in connection with the acquisition.

            In addition, management believes that certain other restructuring costs may be incurred with respect to CIT in connection with severance, premises, and other costs of integrating the two organizations. At this time such non-recurring costs, preliminarily estimated to range from $35-70 million, before taxes, are not included in the accompanying pro forma financial statements, and would be recognized as a charge to current earnings when incurred.

            CIT will record the above restructuring charges and disclose their components in accordance with the requirements of EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination". CIT expects the restructuring costs will consist principally of cash payments, and will fund such costs from operations. The actual restructuring charge and other restructuring costs are not expected to be materially different from the estimates provided herein, or to materially affect the financial condition or results of operations of the combined entity.

3. Pro Forma Adjustments--The allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments and goodwill is subject to change, because the fair value of net assets acquired will be determined as of the closing date and is subject to revision as additional information becomes available.

(a) Estimated pro forma purchase accounting adjustments for the Newcourt Acquisition were as follows:

      Newcourt net tangible assets--historical
          at December 31, 1998 ..................................   $  1,789.4
      Fair Value Adjustments:
          Commercial loans ......................................        100.9
          Lease receivables .....................................         66.7
          Other assets ..........................................         (1.7)
          Fixed rate senior notes ...............................       (203.5)*
                                                                    ----------
      Subtotal--net fair value adjustments ......................        (37.6)
      Restructuring charge ......................................       (150.0)
      Tax effects of adjustments at 38% .........................         71.3
                                                                    ----------
      Total net adjustments to net assets acquired ..............       (116.3)
                                                                    ----------
      Net tangible assets acquired .............................    $  1,673.1
                                                                    ==========

* Includes a fair value adjustment of $150.8 million related to Derivative Financial Instruments, and excludes a portion of the fair value adjustment relating to accrued interest payable included elsewhere in the balance sheet at December 31, 1998.

(b) Purchase accounting adjustments were made to eliminate Newcourt stockholders' equity accounts and to reflect the issuance of shares of CIT common stock to purchase Newcourt common stock at a price of $26.82 per each Newcourt share.

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

(c)   Goodwill for the Newcourt Acquisition was calculated as follows:

      Purchase price ..........................................   $3,979.4
      Net tangible assets acquired, as above ..................    1,673.1
                                                                  --------
      Goodwill ................................................   $2,306.3
                                                                  ========

(d) The goodwill related to the Newcourt Acquisition is amortized on a straight-line basis over a period of thirty-five years.

(e) Pro forma adjustments to finance income and interest expense were calculated for the Newcourt Acquisition as follows:

     Amortization of premium on commercial loans
       and lease receivables ..................................    $ (56.7)
     Accretion of discount on fixed rate senior notes .........       70.3

                                                                   -------
     Total net adjustment to net finance income ...............    $  13.6
                                                                   =======

(f) Income tax expense was calculated at a 38% tax rate, representing the expected tax rate of the temporary differences that are expected to be realized. Goodwill amortization is non-deductible.

4.    Earnings Per Share

      Basic earnings per common share was calculated by dividing the net income by the weighted average number of common shares outstanding for the year ended December 31, 1998, for both CIT and Newcourt. For the unaudited pro forma condensed consolidated financial statements, Newcourt shares were adjusted to the equivalent number of shares of CIT stock based upon the exchange ratio. Diluted earnings per common share was calculated using the same method as basic earnings per share, and includes potential dilution of common stock equivalents. The calculation of basic and diluted earnings per common share for Newcourt excludes a non-recurring premium of $29.9 million on the redemption of preferred securities. Including the premium in the calculation of basic and diluted earnings per common share, Newcourt's historical basic earnings per common share and diluted earnings per common share were $0.90 and $0.88, respectively, and the unaudited condensed consolidated financial statements basic earnings per common share and diluted earnings per common share would have been $1.55 and $1.53, respectively.

5. Estimated Effect of Pro Forma Amortization and Accretion of Purchase Accounting Adjustments

      The following table summarizes the prospective estimated impact of the amortization and accretion of the pro forma purchase accounting adjustments made in connection with the Newcourt Acquisition on CIT's results of operations for the years indicated:


For the year ended                        Goodwill      Lease/loans      Debt       Pretax
   December 31,                         Amortization    Amortization   Accretion     (Loss)
------------------                      ------------    ------------   ---------  -----------
      1999 .........................      $  (65.9)         $ (56.7)      $ 70.3     $  (52.3)
      2000 .........................         (65.9)           (40.7)        47.8        (58.8)
      2001 .........................         (65.9)           (25.6)        27.1        (64.4)
      2002 .........................         (65.9)           (18.0)         7.0        (76.9)
      2003 .........................         (65.9)           (13.6)        11.1        (68.4)
      2004 and thereafter ..........      (1,976.8)           (13.0)        40.2     (1,949.6)
                                        ----------     ------------    ---------  -----------
      Totals .......................     $(2,306.3)         $(167.6)      $203.5    $(2,270.4)
                                        ==========     ============    =========  ===========

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

6.    Newcourt Credit Group Inc. - Pro Forma Reclassifications and Conversions

      The following 1998 balance sheet and income statement schedules present Newcourt in U.S. dollars and U.S. GAAP, and include pro forma reclassifications to reflect Newcourt on a reporting basis consistent with CIT.

                                                                  Pro                             Newcourt
                                           Newcourt              Forma                          Presented on
Balance Sheet Category                  Presentation(j)    Reclassifications       Note     CIT's Reporting Basis
----------------------                  ---------------    -----------------       ----     ---------------------
(U.S. Dollars in Millions)
Assets:
Financing and leasing assets
Loans
   Commercial .........................       --              $  4,936.4            (a)         $   4,936.4
Lease receivables .....................       --                 3,260.2            (a)             3,317.0
                                                                    56.8            (b)
                                         -----------          ----------                        -----------
    Finance receivables ...............       --              $  8,253.4                        $   8,253.4
Reserve for credit losses .............       --                  (183.7)           (a)              (183.7)
                                         -----------          ----------                        -----------
    Net finance receivables ...........       --              $  8,069.7                        $   8,069.7
Operating lease equipment, net ........  $   2,173.5               (56.8)           (b)             2,116.7
Commercial finance receivables held for
   sale ...............................      1,542.8              --                                1,542.8
Goodwill ..............................      1,222.0              --                                1,222.0
Cash and cash equivalents .............        998.8              --                                  998.8
Other assets ..........................       --                   587.2     Sum of (c)             1,186.0
                                                                   598.8            (a)
Finance assets held for investment ....      8,611.7            (8,611.7)    Sum of (a)              --
Investment in affiliated companies ....        194.8              (194.8)           (c)              --
Accounts receivable, prepaids and other        298.5              (298.5)           (c)              --
Property and equipment, net ...........         93.9               (93.9)           (c)              --
Future income tax asset ...............        152.0              (152.0)           (d)              --
                                         -----------          ----------                        -----------
   Total assets .......................  $  15,288.0          $   (152.0)                       $  15,136.0
                                         ===========          ==========                        ===========
Liabilities and Stockholders' Equity:

Commercial paper ......................       --              $  2,019.0            (e)         $   2,019.0
Variable rate senior notes ............       --                 1,480.4            (e)             1,480.4
Fixed rate senior notes ...............       --                 8,107.8            (e)             8,107.8
                                         -----------          ----------                        -----------
   Total debt .........................       --              $ 11,607.2                        $  11,607.2
Accrued liabilities and payables ......  $     669.4              --                                  669.4
Deferred federal income taxes .........       --                  (152.0)           (d)              (152.0)
Debt ..................................     11,607.2           (11,607.2)    Sum of (e)               --
                                         -----------          ----------                        -----------
Total liabilities .....................  $  12,276.6          $  ( 152.0)                       $  12,124.6
                                         -----------          ----------                        -----------
Share capital .........................      2,792.8              --                            $   2,792.8
Retained earnings .....................        218.6              --                                  218.6
                                         -----------          ----------                        -----------
   Total stockholders' equity .........  $   3,011.4              --                            $   3,011.4
                                         -----------          ----------                        -----------
   Total liabilities and stockholders'
     equity ...........................  $  15,288.0          $  ( 152.0)                       $  15,136.0
                                         ===========          ==========                        ===========

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

                                                                  Pro                             Newcourt
                                           Newcourt              Forma                          Presented on
Income Statement Category               Presentation(j)    Reclassifications       Note     CIT's Reporting Basis
-------------------------               ---------------    -----------------       ----     ---------------------
(U.S. Dollars in Millions)
Finance income                                --              $  1,888.4             (f)        $   1,888.4
Interest expense                              --                   657.9             (f)              657.9
Net finance and rental income            $     549.2              (549.2)     Sum of (f)             --
                                         -----------          ----------                        -----------
  Net finance income                     $     549.2          $    681.3                           $1,230.5
Gain on sale of finance assets                 287.5              (287.5)            (i)             --
Fees and other income                          155.3               287.5             (i)              548.7
                                                                   105.9             (f)

                                         -----------          ----------                        -----------
  Operating revenues                     $     992.0          $    787.2                        $   1,779.2
                                         -----------          ----------                        -----------
Salaries and general operating

   expenses                                   --                    34.5             (h)              698.3
                                                                   663.8      Sum of (g)
Provision for credit losses                   --                   100.5             (f)              100.5

Depreciation on operating lease

   equipment                                  --                   686.7             (f)              686.7
Goodwill amortization                         --                    44.4             (h)               44.4
Operating and administrative                   365.2              (365.2)            (g)             --
Salaries and wages                             298.6              (298.6)            (g)             --
Goodwill amortization, depreciation

   and other expenses                           78.9               (78.9)     Sum of (h)             --
                                         -----------          ----------                        -----------
  Operating expenses                     $     742.7          $    787.2                        $   1,529.9
                                         -----------          ----------                        -----------
  Income before provision for income

     taxes                               $     249.3               --                           $     249.3
Provision for income taxes                      91.5               --                                  91.5
                                         -----------          ----------                        -----------
   Net income                                 $157.8               --                           $     157.8
                                         ===========          ==========                        ===========

(a) Finance assets held for investment has been reclassified to the line items Commercial loans, Lease receivable, Reserve for credit losses and Other assets (relating to interests in securitized receivables).

(b) Rental receivables, net, has been reclassified to the line item Lease receivables.

(c) The Investment in affiliated companies, Accounts receivable, prepaids and other, and Property and equipment, net have been reclassified to the line item Other assets.

(d) The Future income tax asset has been reclassified to the line item Deferred federal income taxes.

(e) Debt has been reclassified to the line items Commercial paper, Variable rate senior notes and Fixed rate senior notes.

(f) Net finance and rental income has been reclassified to the line items Finance income, Fees and Other Income, Interest expense, Provision for credit losses, and Depreciation on operating lease equipment.

(g) Operating and administrative and Salaries and wages have been reclassified to the line item Salaries and general operating expenses.

                               THE CIT GROUP, INC.
                         AND NEWCOURT CREDIT GROUP INC.

  Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year ended December 31, 1998
                 (Dollars in Millions, except per share amounts)

(h) Goodwill amortization, depreciation and other expenses have been reclassified to the line items Salaries and general operating expenses (relating to depreciation on property and equipment and the amortization of other intangibles) and Goodwill amortization.

(i) Gain on sale of finance assets has been reclassified to the line item Fees and other income.

(j) The audited consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1998, were prepared in accordance with accounting principles generally accepted in Canada and are expressed in Canadian dollars. The primary differences between Canadian and U.S. GAAP, as they relate to Newcourt's 1998 financial statements, are the accounting treatment of certain securitization transactions and restructuring charges. For the purposes of these unaudited pro forma condensed consolidated financial statements (presented in U.S. dollars as described in Note 1b), adjustments have been made to the balance sheet and income statement of Newcourt as of or for the year ended December 31, 1998 to conform to U.S. GAAP. These adjustments are presented in Note 21 to the audited consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1998, and are summarized in the following table.

      (Dollars in Millions)
      Income Statement:

      Net income as reported under Canadian GAAP                     $  198.2
      Differences in accounting for securitization transactions
        (net of income taxes of $7.1)                                $   (9.8)
     Differences in accounting for restructuring charge
        (net of income taxes of $19.5)                               $  (25.6)
     Other (net of income taxes of $1.6)                             $   (5.0)
                                                                     --------
     Net income, as reported under U.S. GAAP                         $  157.8
                                                                     ========

The cumulative effect of the differences between Canadian and U.S. GAAP resulted in a decrease in Retained earnings of $6.8 million, which was recorded as a decrease of $12.4 million to Accounts receivable, prepaids and other and an increase to the Future income tax asset of $5.6 million.

                            DESCRIPTION OF THE NOTES

General

      In order to issue notes in the United States that will trade in the public markets, an issuer must enter into an agreement, called an indenture, with a banking institution or similar entity organized under the laws of the United States or of any individual state. We have executed several indentures (each called an "Indenture", and all together called the "Indentures"), in each case with a banking institution or similar entity. The terms of an Indenture apply to any Notes that are issued under that Indenture.

      This Prospectus Supplement summarizes certain terms of the Notes. If you want to know more of the terms of any Note, you should refer to the Indenture under which that Note will be issued. We have attached copies of each Indenture as an exhibit to our shelf registration statement (no. 333-71361). If we use a capitalized term in this Prospectus Supplement that is not defined, that term will have the same meaning as in the Prospectus and/or the applicable Indenture.

      Senior Notes; Senior Subordinated Notes. We will issue the Senior Notes as one or more separate, unlimited series of Debt Securities constituting superior indebtedness under one or more separate indentures (each, a "Senior Indenture", and collectively, the "Senior Indentures"). Each of the Senior Indentures is between us and a banking institution or similar entity (each, a "Senior Trustee", and collectively, the "Senior Trustees"). The Senior Notes will be "Senior Securities" as described in the Prospectus. The Senior Notes will have the same rank as all of our other Senior Securities. See "Description of Debt Securities - Senior Securities" in the Prospectus.

      We will issue the Senior Subordinated Notes as either:

            (a) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures (each, a "Senior Subordinated Indenture", and collectively, the "Senior Subordinated Indentures"), or

            (b) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under the Senior Subordinated Indentures which is intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Board of Governors of the Federal Reserve System of the United States, if such series have the limited rights of acceleration described under "Description of Debt Securities - Senior Subordinated Securities" and "Description of Debt Securities - Events of Default" in the Prospectus.

      Each of the Senior Subordinated Indentures is between us and a banking institution or similar entity (each, a "Senior Subordinated Trustee", and collectively, the "Senior Subordinated Trustees"). The Senior Subordinated Notes will be "Senior Subordinated Securities" in the Prospectus. The Senior Subordinated Notes will have the same rank as all of our other Senior Subordinated Securities, but will be subordinate to our Senior Notes. See "Description of Debt Securities - Subordinated Securities - Subordination" in the Prospectus.

      The Senior Indentures and the Senior Subordinated Indentures are collectively referred to herein as the "Indentures".

      The Senior Trustees and Senior Subordinated Trustees are collectively referred to herein as the "Trustees".

      Unless the pricing supplement specifies to the contrary, with respect to each separate series of Notes issued under the Indentures, the Trustee will serve as registrar, paying agent and authenticating agent (in each such capacity, the "Registrar", "Paying Agent" and "Authenticating Agent"), and may act as exchange rate agent (in such capacity, the "Exchange Rate Agent").

      No Indenture limits the amount of Notes which may be issued under it. See "Description of Debt Securities-Certain Restrictive Provisions" in the Prospectus for a description of restrictions on our ability to issue Senior Subordinated Notes.

      Maturity. Each Note will mature nine months or more from the date of issue, as determined by agreement between the initial purchaser and us. We will specify the maturity date of each Note on the face of that Note, and in the pricing supplement.

      Interest Rates.  The Notes may bear interest at:

            (a)   a fixed rate (a "Fixed Rate Note");

            (b) a floating rate (a "Floating Rate Note"); which may be based on one of the following rates (see "Description of the Notes - Interest Rates" for a definition of each of these floating rates):

                  o     CD Rate (a "CD Rate Note"),

                  o     CMT Rate (a "CMT Rate Note"),

                  o     Commercial Paper Rate (a "Commercial Paper Rate Note"),

                  o     11th District Rate (an "11th District Rate Note"),

                  o     Federal Funds Rate (a "Federal Funds Rate Note"),

                  o     LIBOR (a "LIBOR Note"),

                  o     Prime Rate (a "Prime Rate Note"), and

                  o     Treasury Rate (a "Treasury Rate Note");

            (c)   a rate as otherwise specified in the pricing supplement; or

            (d) rates or rate bases or formulae which may be adjusted on specified dates and which may permit the holder the option of prepayment or which may permit us the option of redemption at certain times ("Extendible Notes").

      We will compute interest on Floating Rate Notes by referring to an interest rate index, often adjusted by a Spread or Spread Multiplier. Interest on Floating Rate Notes may be adjusted periodically with changes in the underlying interest rate index. See "Interest Rates" below for definitions of "Spread" and "Spread Multiplier".

      We may issue Notes at prices less than their stated principal amount. Certain of such discounted Notes will be considered Original Issue Discount Notes (as defined below under "Description of the Notes - Interest Rates"). Original Issue Discount Notes may or may not bear periodic interest. For a discussion of the United States federal income tax consequences relating to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" below.

      Denomination; Book-Entry System; Rounding. Unless the pricing supplement specifies to the contrary, the Notes will be denominated in U.S. dollars and we will make all payments on the Notes in U.S. dollars. Unless the pricing supplement specifies to the contrary, we will issue U.S. dollar Notes in a minimum denomination of U.S. $1,000 and integral multiples of U.S. $1,000 for higher amounts. However, we may specify Notes in the pricing supplement that we will denominate in another currency or currency unit. We will offer the Notes at an aggregate initial offering price of up to U.S. $5,000,000,000 or the equivalent thereof in other currency or currency units. See "Special Provisions Relating to Foreign Currency Notes-Payment Currency". For information on the exchange rate we will use for non-U.S. dollar Notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment Currency".

      Unless the pricing supplement specifies to the contrary, we will issue each Note in fully registered form without coupons. Unless the pricing supplement specifies to the contrary and except for non-U.S. dollar Notes, the Notes will be represented by one or more permanent global Notes registered in the name of The Depository Trust Company, New York, New York (the "Depositary"), or its nominee, as described below. Subject to the requirements imposed by the Depositary, a single global Note will represent all Notes issued on the same day and having the same terms. The Paying Agent will make all payments on Notes represented by a global Note to the Depositary. See "Description of the Notes-Book-Entry System".

      As used in this Prospectus Supplement, "Business Day" is a day other than a Saturday or Sunday and means:

            o with respect to Notes denominated in U.S. dollars (other than LIBOR Notes), any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York;

            o with respect to Notes denominated in a currency other than U.S. dollars or Euros, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in either The City of New York or the principal financial center of the country of such currency;

            o with respect to Notes denominated in Euros, any day on which the Trans-European Automated Real-Time Gross Settlement Express Target (TARGET) System is open; and

            o with respect to LIBOR Notes, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York and that is also a London Business Day.

      Unless the pricing supplement specifies to the contrary, we are the "Calculation Agent" with regard to the Floating Rate Notes and, where applicable, other Notes. As used in this Prospectus Supplement, "Calculation Date" means, with respect to any Floating Rate Note and, where applicable, certain other Notes, the earlier of;

            o the Business Day immediately preceding the applicable day on which interest is payable on the Note, the date on which such Note will mature (the "Maturity Date") or the date of redemption or repayment, as the case may be, or

            o the fifth Business Day after an Interest Determination Date (as defined below) relating to such Note.

      As used in this Prospectus Supplement, "Index Maturity" means the period to maturity used in the interest rate index on which the interest rate for any Floating Rate Note is based.

      As used in this Prospectus Supplement, "Interest Determination Date" means, for any Interest Reset Date (as defined in "Description of the Notes-Interest Rates-Floating Rate Notes") the date for determining the rate of interest that will take effect on the Interest Reset Date.

      As used in this Prospectus Supplement, "Interest Payment Date" means a day on which interest is payable on the Note.

      As used in this Prospectus Supplement, "Interest Rate" means, at any given time, the rate per annum at such time at which the Note bears interest.

      As used in this Prospectus Supplement, "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      Unless the pricing supplement specifies to the contrary, we will round all percentages resulting from any calculation of the rate of interest on Floating Rate Notes, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). We will round all U.S. dollar amounts used in or resulting from that calculation to the nearest cent (with one-half cent being rounded upward). In the case of Floating Rate Notes denominated in currency or currency units other than U.S. dollars, we will round all amounts used in or resulting from that calculation to the smallest whole unit of that other currency or currency unit.

      Pricing Supplement. The pricing supplement relating to each Note will describe or specify, among other things, the following terms:

            o if the Note is not denominated in U.S. dollars, the Specified Currency in which the Note is denominated;

            o     whether the Note is a Fixed Rate Note or a Floating Rate Note;

            o the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which we will issue the Note;

            o     the Maturity Date;

            o if the Note is a Fixed Rate Note, the Interest Rate, if any, for the Note;

            o if the Note is a Floating Rate Note, the Initial Interest Rate (as defined in "Description of the Notes Interest Rates"), the Interest Determination Date, the Interest Reset Dates (as defined in "Description of the Notes - Interest Rates"), the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate (as defined in "Description of the Notes-Interest Rates"), if any, and the Spread and/or Spread Multiplier (as defined in "Description of the Notes-Interest Rates"), if any, and any other terms relating to the particular method of calculating the Interest Rate, for the Note;

            o any provisions relating to redemption or repayment of the Note;

            o whether the Note is a Senior Note or a Senior Subordinated Note and, if a Senior Subordinated Note, whether the holders or a Trustee of the Note may accelerate the maturity of the Note only in the event of certain circumstances related to our insolvency;

            o     any provisions relating to extensions of the Note;

            o     the date on which the Note will be issued (the "Issue Date");
                  o whether the Note is a global Note or a certificated Note;

            o the Trustee, Registrar, Paying Agent, and Authenticating Agent under the Indenture pursuant to which the Note is to be issued; and

            o any other terms of the Note not inconsistent with the provisions of the Indenture.

Payment and Paying Agents

      Unless the pricing supplement specifies to the contrary, either we or the Paying Agent will make all payments on each Note that is to be made in U.S. dollars (including payments that are to be made in U.S. dollars with regard to Foreign Currency Notes) in the manner described below. For a description of special provisions relating to payments on a Foreign Currency Note to be made in a Specified Currency, see "Special Provisions Relating to Foreign Currency Notes -Payment of Principal and Interest".

      Unless the pricing supplement specifies to the contrary, either we or the Paying Agent will pay interest on Fixed Rate Notes semi-annually on each Interest Payment Date and at maturity (or, if applicable, upon redemption or repayment). Unless the pricing supplement specifies to the contrary, either we or the Paying Agent will pay interest on the Floating Rate Notes on the Interest Payment Dates set forth below and at maturity (or, if applicable, upon redemption or repayment).

      Either we or the Paying Agent will pay interest on each Interest Payment Date to the person in whose name the Note is registered on the registry books of the Registrar at the close of business on the applicable record date (a "Record Date") next preceding each Interest Payment Date; provided, however, that either we or the Paying Agent will pay interest at maturity (whether or not the maturity date is an Interest Payment Date) or upon earlier redemption or repayment to the person to whom principal shall be payable. Unless otherwise specified in an pricing supplement, if a Note is originally issued between a Record Date and an Interest Payment Date, then either we or the Paying Agent will pay the first payment of interest on that Note on the next succeeding Interest Payment Date to the holder of record with respect to such Interest Payment Date.

      Either we or the Paying Agent will pay interest on each Note (other than global Notes and Foreign Currency Notes and other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) by check mailed to the person in whose name the Note is registered at the close of business on the applicable Record Date. Except as provided below, either we or the Paying Agent will make all payments due on the Maturity Date, or upon earlier redemption or repayment, in immediately available funds upon surrender of the Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York.

      In the case of a payment to be made by the Paying Agent on an Interest Payment Date (other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment), if the Paying Agent receives a written request from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the Notes not later than the close of business on the Record Date pertaining to that Interest Payment Date, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary, make all U.S. dollar payments to such holder by wire transfer to the account designated in such written request.

      In the case of a payment to be made by the Paying Agent on the Maturity Date or the date of redemption or repayment, if any, if the Paying Agent receives a written request from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the Notes not later than the close of business on the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will make all U.S. dollar payments to such holder by wire transfer to the account designated in such written request; however; the Paying Agent may only make those payments subject to applicable laws and regulations, and only after surrender of the Note or Notes in the Borough of Manhattan, The City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be.

      The Paying Agent will make all payments on Notes represented by a permanent global Note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Note representing such Notes. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

Interest Rates

      Each Note, except Zero-Coupon Notes (as defined in "Fixed Rate Notes" below), will bear interest from its Issue Date at the fixed rate per annum, or at the floating rate per annum determined pursuant to the interest rate formula, stated in the Note and in the pricing supplement. We may change Interest Rates from time to time, but no such change will affect any Notes theretofore issued or as to which we have accepted an offer. Interest Rates we may offer with respect to the Notes may differ among different series of Debt Securities which we offer within a short time frame depending upon, among other things, changes in overall economic or market conditions or differences in the aggregate principal amount of Notes purchased by each investor in different series of Debt Securities.

      The Interest Rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest which may be charged to a corporation is 25% per annum on a simple interest basis. This limit does not apply to Notes in a principal amount of U.S. $2,500,000 or more.

      Fixed Rate Notes

      Each Fixed Rate Note, except Zero-Coupon Notes, will bear interest from the Issue Date at the annual fixed interest rate stated in the Note and in the pricing supplement. Interest on the Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates specified in the Note and in the pricing supplement. Unless the pricing supplement specifies to the contrary, the Interest Payment Dates for interest on the Fixed Rate Notes will be January 15 and July 15 of each year and on the Maturity Date or upon earlier redemption or repayment. Unless the pricing supplement specifies to the contrary, the Record Dates for the Fixed Rate Notes will be the fifteenth calendar day next preceding each Interest Payment Date.

      Unless the pricing supplement specifies to the contrary, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If an Interest Payment Date or the Maturity Date (or the date of redemption or repayment) with respect to a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date such payment was due, and no additional interest will accrue as a result of such delayed payment.

      Interest payments on each Fixed Rate Note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

      We may issue Notes at prices less than their stated principal amount ("Discounted Notes"). Certain of the Discounted Notes may bear no interest ("Zero-Coupon Notes"), and certain of the Discounted Notes may bear interest at a rate which at the time of issuance is below market rates. Unless the pricing supplement specifies to the contrary, upon the redemption, repayment, or acceleration of the maturity of these Discounted Notes, an amount less than the principal amount thereof will become due and payable. For United States federal income tax purposes, certain of the Discounted Notes would be considered original issue discount Notes ("Original Issue Discount Notes"). Certain information concerning United States federal income tax aspects of Zero-Coupon Notes or Original Issue Discount Notes is set forth elsewhere in this Prospectus Supplement and may be set forth in the pricing supplement.

      Floating Rate Notes

      Unless the pricing supplement specifies to the contrary, we will issue Floating Rate Notes as described below. Each Floating Rate Note will bear interest from the Issue Date at the floating rate per annum determined pursuant to the interest rate formula specified in the Note and in the pricing supplement. Unless the pricing supplement specifies to the contrary, the Interest Rate on each Floating Rate Note will be equal to:

            o an interest rate determined by reference to the interest rate index specified in the pricing supplement plus or minus the Spread, if any, and/or

            o an interest rate calculated by reference to the interest rate index specified in the pricing supplement multiplied by the Spread Multiplier, if any.

      The "Spread" is the number of basis points (one one-hundredth of a percentage point) specified in the pricing supplement as an adjustment to the Interest Rate for a Floating Rate Note. The "Spread Multiplier" is the percentage specified in the pricing supplement as an adjustment to the Interest Rate for such Floating Rate Note.

      Any Floating Rate Note may also have either or both of the following terms:

            o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the "Maximum Interest Rate"); and

            o a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the "Minimum Interest Rate").

      The pricing supplement for a Floating Rate Note will specify the interest rate index and the Spread or Spread Multiplier, if any, or other interest rate formula and the Maximum or Minimum Interest Rate, if any.

      Unless otherwise stated in the Note and in the pricing supplement, either we or the Paying Agent will pay interest on Floating Rate Notes at maturity, upon earlier redemption or repayment, if applicable, and on the following Interest Payment Dates:

            o in the case of Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the Note and the pricing supplement;

            o in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year;

            o in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the Note and the pricing supplement; and

            o in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the Note and the pricing supplement.

      We will calculate interest payments on each Floating Rate Note to include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to such Note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

      The Record Dates for the Floating Rate Notes shall be the fifteenth calendar day next preceding each Interest Payment Date.

      The Calculation Agent will compute interest on Floating Rate Notes in the manner set forth below.

      If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date or the date of redemption or repayment) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the following day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date (or the date of redemption or repayment) of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the following day that is a Business Day as if it were made on the date such payment was due, and no interest shall accrue as a result of such delayed payment.

      We will calculate accrued interest on a Floating Rate Note by adding the Interest Factors (as defined below) calculated for each day in the period for which accrued interest is being calculated. The "Interest Factor" for each such day will be computed by multiplying the face amount of such Floating Rate Note by the Interest Rate applicable to such day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note or CMT Rate Note, by the actual number of days in the year.

      The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the first date on which such reset interest rate becomes effective, being an "Interest Reset Date"), as specified in the Note and the pricing supplement. Unless otherwise specified in the Note and the pricing supplement, the Interest Reset Date will be:

            o in the case of Floating Rate Notes which reset daily, each Business Day;

            o in the case of Floating Rate Notes which reset weekly (other than Treasury Rate Notes), the Wednesday of each week;

            o in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week;

            o in the case of Floating Rate Notes which reset monthly (other than 11th District Rate Notes (as defined below)), the third Wednesday of each month;

            o in the case of 11th District Rate Notes which reset monthly, the first calendar day of the month;

            o in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

            o in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year; and

            o in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year.

      If any Interest Reset Date for any Floating Rate Note is not a Business Day, the Interest Reset Date for that Floating Rate Note shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, that Interest Reset Date will be the immediately preceding Business Day.

      With respect to determining the Interest Determination Date, unless the pricing supplement specifies to the contrary:

            o the Interest Determination Date for a LIBOR Note is the second London Business Day before the Interest Reset Date;

            o the Interest Determination Date for an 11th District Rate Note is the last working day of the month just before the Interest Reset Date on which the FHLB of San Francisco publishes the relevant monthly 11th District Cost of Funds Index (as defined below); and

            o the Interest Determination Date for a Treasury Rate Note is the day of the week in which such Interest Reset Date falls on which direct obligations of the United States ("Treasury bills") would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the Interest Determination Date for the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date for a Treasury Rate Note, then that Interest Reset Date will instead be the first Business Day following the auction date.

      Unless the pricing supplement specifies to the contrary, the Interest Rate determined with respect to any Interest Determination Date for any Floating Rate Note will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the Interest Rate in effect with respect to any Floating Rate Note for the period from the Issue Date to the first Interest Reset Date will be the "Initial Interest Rate" as specified in the pricing supplement. Such Interest Rate will be applicable from and including the Interest Reset Date to which it relates to but not including the next Interest Reset Date or until the Maturity Date, as the case may be.

      The Calculation Agent will determine the Interest Rate for a Floating Rate Note on an Interest Determination Date in accordance with the provisions below. The Calculation Agent will, upon the request of the holder of any Floating Rate Note and to the extent available, provide the Interest Rate then in effect for such Note and, if different, the Interest Rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to such Note.

      LIBOR Notes. Each LIBOR Note will bear interest at a rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the Note and in the pricing supplement.

      Unless the pricing supplement specifies to the contrary, the Calculation Agent will determine LIBOR with respect to any Interest Reset Date according to the method specified in the Note and the pricing supplement, in accordance with the following provisions:

            (a) if "LIBOR Telerate" is specified as the reporting service in the pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date; and

            (b) if "LIBOR Reuters" is specified as the reporting service in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. Dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following such Interest Determination Date, that appear (or, if only a single rate is required, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, provided that at least two such offered rates appear.

      If, in any case where "LIBOR Reuters" is specified, fewer than two offered rates appear, or, in any case where "LIBOR Telerate" is specified, no rate appears, as applicable, LIBOR in respect of the related Interest Determination Date will be determined as follows:

            (a) The Calculation Agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in such Index Currency in such market at such time.

            (b) If at least two of these banks provide a quotation, the Calculation Agent will compute LIBOR on such Interest Determination Date as the arithmetic mean of the quotations.

            (c) If fewer than two of these banks provide such a quotation, the Calculation Agent will compute LIBOR on such Interest Determination Date as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the pricing supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time.

            (d) If none of these banks provides a quotation as mentioned, the rate of interest will be the same as that in effect on such Interest Determination Date.

            The "Designated LIBOR Page" means (a) if "LIBOR Telerate" is specified in the pricing supplement, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the pricing supplement (or any other page as may replace such page on that service) for the purpose of displaying the London interbank offered rates of major banks or
      (b) if "LIBOR Reuters" is specified) in the pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace such page on that service) for the purpose of displaying the London interbank offered rates of major banks.

            If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

      Treasury Rate Notes. Each Treasury Rate Note will bear interest at the rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, "Treasury Rate" means for an Interest Determination Date the rate for the auction held on that date of Treasury bills having the Index Maturity specified in the pricing supplement as that rate appears on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace this page on that service) ("Telerate Page 56") or page 57 (or any other page as may replace this page on that service) ("Telerate Page 57") under the heading "AVGE INVEST YIELD".

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate is not published as described above by 9:00 A.M., New York City time, on the Calculation Date, the Treasury Note will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

            (b) In the event that the auction rate of Treasury bills having the Index Maturity specified in the pricing supplement is not published by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the Interest Determination Date of Treasury bills having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market".

            (c) If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity.

            (d) If fewer than three of the dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

      "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates", or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

      "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the rate calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and pricing supplement.

      Unless the pricing supplement specifies to the contrary, "Commercial Paper Rate" means, for an Interest Determination Date, the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading "Commercial Paper- Nonfinancial".

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, then the rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement as published in the H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "Commercial Paper-Nonfinancial".

            (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source, by 3:00 P.M., New York City time, on the Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent. The offered rates will be for commercial paper having the Index Maturity specified in the pricing supplement placed for a nonfinancial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization.

            (c) If fewer than three dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

      "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                            D  x  360
               Money Market Yield = ------------------------ x 100
                                           360 - (D x M)

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

      CD Rate Notes. Each CD Rate Note will bear interest at the rate calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, the "CD Rate" means, for an Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity designated in the pricing supplement as such rate is published in H.15(519) under the heading "CDs (Secondary Market)".

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) In the event the rate is not published by 9:00 A.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement as published in the H.15 Daily Update under the heading "Certificates of Deposit".

            (b) If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, the Calculation Agent will calculate the CD Rate as a rate equal to the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers (selected by the Calculation Agent) in negotiable U.S. dollar certificates of deposit in The City of New York for negotiable certificates of deposit in the denomination of U.S. $5,000,000 of major United States money center banks in The City of New York with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

            (c) If fewer than three dealers so selected by the Calculation Agent are quoting as mentioned, then the rate will be the same as that in effect on such Interest Determination Date.

      Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the rate calculated using the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, "Federal Funds Rate" means for an Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page as may replace this page on that service) ("Telerate Page 120").

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate does not appear on Telerate Page 120 or is not so published by 9:00 A.M. New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update or such other recognized electronic source used for the purpose of displaying such rate under the heading "Federal Funds/Effective rate".

            (b) If the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Federal Funds Rate for the Interest Determination Date will be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on that Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent.

            (c) If fewer than three brokers are quoting as mentioned, the rate of interest will be the same as that in effect on that Interest Determination Date.

      Prime Rate Notes. Each Prime Rate Note will bear interest at the rate calculated using the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, "Prime Rate" means, with respect to an Interest Determination Date, the rate set forth on that date in H.15(519) under the heading "Bank Prime Loan" or if not published by 9:00 A.M., New York City time, on the Calculation Date, the rate on the Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "Bank Prime Loan".

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME 1 Page (as defined below) as a bank's publicly announced prime rate or base lending rate in effect as of 11:00 A.M., New York City time, for that Interest Determination Date.

            (b) If fewer than four rates appear on the Reuters Screen USPRIME 1 Page on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in The City of New York selected by the Calculation Agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date.

            (c) If fewer than three banks are quoting as mentioned, the rate of interest will be the same as that in effect on the Interest Determination Date.

      "Reuters Screen USPRIME 1 Page" means the display page designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

      11th District Rate Notes. 11th District Rate Notes will bear interest at the rates calculated with reference to the 11th District Rate (as defined below) and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, the "11th District Rate" means for an Interest Determination Date the rate equal to the monthly weighted average cost of funds for the calendar month before that date, set forth under the caption "11th District" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on the Interest Determination Date.

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate does not appear on Telerate Page 7058 on that Interest Determination Date, then the rate will be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District most recently announced by the FHLB of San Francisco as the cost of funds for the calendar month before the date of that announcement (the "FHLB Index").

            (b) If the FHLB of San Francisco does not announce the rate as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

      "Telerate Page 7058" means the display page designated as page 7058 on Bridge Telerate, Inc. (or such other page as may replace page 7058 on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District).

      CMT Rate Notes. Each CMT Rate Note will bear interest at an interest rate calculated using the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the Note and the pricing supplement.

      Unless the pricing supplement specifies to the contrary, the "CMT Rate" means, for an Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index (as defined below) for:

            (a) that Interest Determination Date, if the Designated CMT Telerate Page is 7051, or

            (b) the week, or the month, as set forth in the pricing supplement, ended immediately preceding the week in which the related Interest Determination Date occurs, if the Designated CMT Telerate Page is 7052.

      If the rate cannot be set as described above, the Calculation Agent will use the following methods:

            (a) If the rate is no longer displayed on the Designated CMT Telerate Page, or if not displayed by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519) for the Interest Determination Date.

            (b) If the rate is no longer published, or if not published in H.15
            (519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate for that Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury Rate for the Designated CMT Maturity Index) for that Interest Determination Date with respect to such Interest Reset Date then published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines is comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

            (c) If that information is not available by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will calculate the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York

            City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent. The three Reference Dealers shall be selected from five such Reference Dealers selected by the Calculation Agent by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

            (d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York. The three Reference Dealers shall be selected from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If two of these Treasury Notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

            (e) If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of those quotes will be eliminated.

            (f) If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, then the rate will be the same as that in effect on that Interest Determination Date.

      "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page designated in the pricing supplement (or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If that page is not specified in the pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

      "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the pricing supplement, the Designated CMT Maturity Index shall be 2 years.

Extendible Notes

      Each Extendible Note will bear interest during the "Initial Interest Period" (as defined below) at the initial interest rate as specified in the pricing supplement. The initial interest rate may be a fixed rate or a floating rate adjusted by a Spread and/or Spread Multiplier. Unless the pricing supplement specifies to the contrary, for any Extension Period (as defined below) we shall establish, pursuant to the procedures specified in that pricing supplement:

            o the Interest Rate or the interest rate basis and formula for determining the Interest Rate for that Extension Period in the case of Floating Rate Notes,

            o     the length of that Extension Period,

            o the duration of any Redemption Period (as defined below) during that Extension Period, and

            o the percentage or percentages of the principal amount at which the Extendible Notes are subject to redemption during that Redemption Period.

      An "Extension Period" will be a period of one or more whole calendar periods (e.g., weeks, months, or years) commencing on the day following the last day of the Initial Interest Period or any subsequent Extension Period.

      The "Initial Interest Period" for an Extendible Note will be the period commencing on the Issue Date of the Note and ending on the Maturity Date.

      Unless the pricing supplement specifies to the contrary, the Extendible Notes will be repayable in whole or in part on the day immediately following the end of the Initial Interest Period and on the day immediately following the end of each Extension Period, at the option of the holder, at 100% of the principal amount to be repaid, in each case plus accrued interest, if any, to the repayment date. We will specify in the pricing supplement the procedures that a holder must follow in order to effect such a repayment.

      Unless the pricing supplement specifies to the contrary:

            o the Extendible Notes will not be redeemable before the day immediately following the end of the Initial Interest Period; and

            o we, at our option, may redeem any or all of the Extendible Notes either in whole or in part, upon not less than 30 nor more than 60 days' notice by mail, on the day immediately following the end of the Initial Interest Period at 100% of their principal amount and, during any Extension Period thereafter, on any date during any period within such Extension Period in which the Extendible Notes are redeemable our option (a "Redemption Period") at such percentage or percentages of their principal amount as we shall have established.

      In each case of redemption, the amount we pay to redeem will include accrued interest, if any, to the date fixed for redemption. We will specify the procedures that must be followed in order to effect these redemptions.

Foreign Currency, Currency Indexed, and Other Indexed Notes

     We may from time to time offer Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks".

      We may from time to time offer Notes ("Currency Indexed Notes") of which the principal amount payable on the Maturity Date (or upon earlier redemption or repayment) and/or interest thereon will be determined with reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the "Indexed Currency") or to a currency index (the "Currency Index"). Holders of these Notes may receive a principal amount on the Maturity Date or upon earlier redemption or repayment that is greater than or less than the face amount of these Notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or Currency Index.

      The pricing supplement will describe the Foreign Currency Notes, the Currency Indexed Notes and the Currency Index and will also provide:

            o information as to the method for determining the amount of interest payable and the principal amount payable on the Maturity Date or upon earlier redemption or repayment;

            o the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index;

            o any exchange controls applicable to the Specified Currency or Indexed Currency; and

            o certain tax considerations associated with an investment in the Currency Indexed Notes.

      For more information about Foreign Currency Notes and Currency Index Notes, see "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks".

      We may from time to time also offer indexed Notes ("Indexed Notes") other than Currency Indexed Notes. The principal amount of the Indexed Notes which is payable on the Maturity Date or upon earlier redemption or repayment and/or interest thereon will be determined by reference to a measure (the "Index"). The Index will be:

            o     one or more equity or other indices and/or formulae;

            o     the price of one or more specified commodities; or

            o such other methods or formulae we may specify in the pricing supplement.

      The pricing supplement will describe the Indexed Notes, the Index and will also provide,

            o the method of determination of the amount of interest payable and the amount of principal payable on the Maturity Date or upon earlier redemption or repayment in respect of the Indexed Notes;

            o     certain tax consequences to holders of the Indexed Notes;

            o certain risks associated with an investment in the Indexed Notes; and

            o     other information relating to the Indexed Notes.

      Your investment in the Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on a conventional fixed-rate debt security issued at the same time. The possibility exists that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or some other Indexed Note payable at maturity may be less than the original purchase price of such Note. The possibility exists that no principal will be paid, or if such principal amount is utilized to net against accrued negative interest, the principal amount payable at maturity may be zero.

      A number of factors affect the secondary market for Currency Indexed Notes and other Indexed Notes, independent of our creditworthiness and the value of the applicable Index, the time remaining to the maturity of the Notes, the amount outstanding of the Notes and market interest rates. The value of the applicable Index depends on a number of interrelated factors, including economic, financial and political events, over which the we have no control.

      Additionally, if the formula used to determine the principal amount or interest payable with respect to a Currency Index Note or contains a multiple or leverage factor, the effect of any change in the applicable Index will be increased. You should not view the historical experience of the relevant Index as an indication of future performance of such Index during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, you should consult your own financial and legal advisors as to the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such Notes in light of their particular circumstances.

      Unless the pricing supplement specifies to the contrary:

            o for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the applicable Indenture have taken any action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount of those Notes, and

            o in the event of an acceleration of the maturity of a Currency Indexed Note or any other Indexed Note, the principal amount to be paid to the holder of that Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of that Note would be determined on the Maturity Date of that Note, as if the date of acceleration were the Maturity Date.

Redemption

      Unless the pricing supplement specifies to the contrary and except for Extendible Notes, (a) the Notes will not be redeemable prior to maturity and (b) the Notes will not be entitled to any sinking fund.

Prepayment at Option of Holder

      Unless the pricing supplement specifies to the contrary and except for Extendible Notes, the holder of the Note will not have the option to prepay a Note prior to maturity.

Book-Entry System

      Unless the pricing supplement specifies to the contrary and except for Foreign Currency Notes, the Notes when issued will be represented by a permanent global Note or Notes. Each permanent global Note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, permanent global Notes will not be exchangeable for Notes in certificated form and will not otherwise be issuable in definitive form.

      Ownership of beneficial interests in a permanent global Note will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global Note. Ownership of beneficial interests in that permanent global Note by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The Depositary has no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer your beneficial interests in that permanent global Note.

      We have been advised by the Depositary that upon the issuance of a permanent global Note and the deposit of that permanent global Note with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global Note to the accounts of participants.

      The Paying Agent will make all payments on Notes represented by a permanent global Note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global Note representing such Notes. We have been advised by the Depositary that upon receipt of any payment of principal of, or premium or interest, if any, on a permanent global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global Note as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global Note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

      None of CIT, the Trustee, any agent of CIT or any agent of the Trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global Note or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

      A permanent global Note is exchangeable for definitive Notes registered in the name of, and a transfer of a permanent global Note may be registered to, any person other than the Depositary or its nominee, only if:

            o the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            o we, in our sole discretion, determine that that permanent global Note shall be exchangeable for definitive Notes in registered form; or

            o an event of default under the applicable Indenture shall have occurred and be continuing, as described in the Prospectus, and we, the applicable Trustee, or the applicable Registrar and Paying Agent notify the Depositary that such global Note shall be exchangeable for definitive Notes in registered form.

      Any permanent global Note which is exchangeable will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global Note, in denominations of $1,000 and integral multiples thereof. Those definitive Notes will be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global Note.

      Except as provided above, owners of beneficial interests in a permanent global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no permanent global Note will be exchangeable, except for another permanent global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a permanent global Note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would authorize beneficial owners owning through participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

      The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems". The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 complaint, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      We believe that the sources from which the information in this section concerning the Depositary and the Depositary's system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

              SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Terms of Notes

      Unless the pricing supplement specifies to the contrary, we will denominate the Notes in U.S. dollars and we will make all payments on the Notes in U.S. dollars. Unless the pricing supplement specifies to the contrary, the following provisions shall apply to Foreign Currency Notes which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth in the Prospectus and elsewhere in this Prospectus Supplement:

            o we will issue Foreign Currency Notes in registered form only, without coupons.

            o we will pay the purchase price of Foreign Currency Notes in immediately available funds.

            o we will issue Foreign Currency Notes only in certificated form.

Currencies

      Unless the pricing supplement specifies to the contrary, you must pay for Foreign Currency Notes in the Specified Currency. At present limited facilities are available in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa, and banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if you make a request five Business Days or more before the date of delivery of the Notes, or by any other day determined by the applicable Exchange Rate Agent, the Exchange Rate Agent will arrange for the conversion of U.S. dollars into the Specified Currency set forth in the pricing supplement to enable you to pay for the Foreign Currency Notes. The Exchange Rate Agent will make conversions on terms and subject to the conditions, limitations, and charges as the Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange of the Foreign Currency Notes.

      In the pricing supplement we will include specific information about the currency or currency units in which a particular Foreign Currency Note is denominated, including (a) historical exchange rates, (b) a description of the currency and (c) any exchange controls. Any information concerning exchange rates included in the pricing supplement is for information purposes only. You should not regard the information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Payment of Principal and Interest

      We will make all payments on Foreign Currency Notes in the Specified Currency. However, except as provided below, you will receive all payments on Foreign Currency Notes in U.S. dollars as converted by the Exchange Rate Agent we appoint; provided that, unless the pricing supplement specifies to the contrary, you may elect to receive payments in the Specified Currency as described below.

      The Exchange Rate Agent will base the U.S. dollar amount, if any, you may receive on a Foreign Currency Note on the highest bid quotation received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date. The Exchange Rate Agent must receive bids from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the applicable payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of Notes not electing to receive the Specified Currency on such payment date and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the Specified Currency. You will bear all currency exchange costs and we will deduct the costs incurred from payments made to you.

      Unless the pricing supplement specifies to the contrary, you may elect to receive payments on the Foreign Currency Notes in the Specified Currency by transmitting a written request to the principal offices of the Paying Agent (a) prior to the Record Date immediately preceding any Interest Payment Date or (b) at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of payments to be made on the maturity date or upon earlier redemption or repayment. You may mail or hand deliver your written request or deliver it by cable, telex, or other form of facsimile transmission. You may elect to receive payment in the Specified Currency for all payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any revocation must be received by the Paying Agent (a) on or prior to the Record Date in the case of any payment of interest or (b) at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any. If you hold Foreign Currency Notes in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the Specified Currency.

      Unless the pricing supplement specifies to the contrary, we will make payments on each Foreign Currency Note in U.S. dollars in the manner specified under "Description of the Notes-Payment and Paying Agents". Unless the pricing supplement specifies to the contrary, if you elect to receive payments on Foreign Currency Notes in the Specified Currency, we will make payments to you as follows:

            o we will pay interest (other than interest payable, on the maturity date or upon earlier redemption or repayment) to you in the Specified Currency by bank draft mailed to you or your nominee or other registered holder at the close of business on the applicable Record Date.

            o we will pay the principal of and premium, if any, on the Foreign Currency Note and any interest payable to you when due by bank draft upon surrender of the Note at the corporate trust office of the Paying Agent in the Borough of Manhattan, City of New York.

            o we will draw the drafts denominated in a Specified Currency on a bank office located outside the United States.

      If the Paying Agent receives a written request from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to the maturity date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the maturity date or earlier redemption or repayment, only after the surrender of the Note or Notes in the Borough of Manhattan, City of New York, not later than one Business Day prior to the maturity date or the date of redemption or repayment, as the case may be), make all payments denominated in the Specified Currency to the requesting holder by wire transfer to an account (1) designated in the written request and (2) maintained in the country of the Specified Currency.

Outstanding Foreign Currency Notes

      For purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the Indentures, we will deem the principal amount of the Foreign Currency Note at any time outstanding to be the U.S. dollar equivalent, determined as of the date of the original issuance of the Foreign Currency Note.

Payment Currency

      If a Specified Currency is not available for the payment of principal of, and premium and interest, if any, with respect to a Foreign Currency Note due to circumstances beyond our control, we will be entitled to meet our obligations to you by making payment in U.S. dollars. Any payment in U.S. dollars will be on the basis of the noon buying rate in the City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the second day prior to any payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as the pricing supplement otherwise specifies. Under these circumstances, any payment made in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Indentures.

      If we are required to make payments on a Foreign Currency Note in Euros, and Euros are unavailable due to circumstances beyond our control, we will make all payments due on that date with respect to the Foreign Currency Notes in U.S. dollars. The Exchange Rate Agent will convert the amount payable in Euros on any date into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which payment is due on the following basis: The equivalent of Euros in U.S. dollars will be calculated by aggregating the U.S. dollar equivalents of the Components. The Paying Agent will determine the U.S. dollar equivalent of each of the Components on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement. The "Components" for this purpose will be the currency amounts that were components of the Euro as of the last date on which Euros were used in the European Monetary System.

      If the official unit of any component currency is altered by way of combination or subdivision, the Exchange Rate Agent or the Paying Agent, as the case may be, will multiply or divide the number of units of that currency as a Component in the same proportion. If two or more component currencies are consolidated into a single currency, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amounts of those currencies as Components by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in the consolidated currency. If any component currency is divided into two or more currencies, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amount of that currency as a Component with amounts of those currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided in this Prospectus Supplement that any determination is subject to our approval) and, in the absence of manifest error, shall be conclusive for all purposes and binding on you. The Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability for the determination. Any payment made in U.S. dollars in the circumstances set forth above where required payment is in a Specified Currency will not constitute a default under the Indentures.

                             FOREIGN CURRENCY RISKS

      This Prospectus Supplement, the Prospectus and the pricing supplement do not describe all the risks of an investment in Notes that are indexed to or denominated in other than U.S. dollars as those risks exist at the date of this Prospectus Supplement or as those risks may change from time to time. You should consult your own financial, tax and legal advisors as to the risks entailed by an investment in the Notes. The Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency, currency unit, or indexed transactions.

Exchange Rates and Exchange Controls

      The Foreign Currency Notes have significantly more risk than a similar investment in a security denominated in U.S. dollars. Similarly, Currency Indexed Notes have significantly more risk than a similar investment in a non-Currency Indexed Note. Such risks include, without limitation:

      o the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency and

      o the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments.

      These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and you should expect volatility in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for those currencies. Changes in the exchange rate result over time from the interaction of many factors, including:

      o     rates of inflation,

      o     interest rate levels,

      o     balances of payments, and

      o the extent of governmental surpluses or deficits in the countries issuing currencies.

      These factors are in turn sensitive to, among other things, the monetary, fiscal, and trade policies pursued by governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of any Note. You may receive a yield on U.S. dollar equivalent Foreign Currency Notes below their coupon rate, and, in some circumstances, you could suffer a loss, if the Specified Currency depreciates against the U.S. dollar. Similarly, you may receive a return of principal in an amount less than the face amount of a Currency Indexed Note, which would also result in an effective yield below the stated interest rate, if the Specified Currency depreciates against the Indexed Currency.

      Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, generally do not allow their currencies to float freely at all times. Sovereign governments use a variety of techniques to affect the exchange rate of their currencies including:

      o     intervention by a country's central bank,

      o     imposition of regulatory controls or taxes,

      o     issuance of a new currency to replace an existing currency or

      o alteration of the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.

      As a result, your U.S. dollar equivalent yields could be affected by governmental actions, which could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces, and the movement of currencies across borders. We will not adjust or change the terms of any Notes in the event that exchange rates become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

      Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note that would otherwise be payable in the Specified Currency would not be available at the Note's maturity. In that event, we will make required payments in U.S. dollars on the basis of the Market Exchange Rate on the second day prior to the payment, or if the current Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See "Special Provisions Relating to Foreign Currency Notes-Payment Currency".

      Unless the pricing supplement specifies to the contrary, Notes denominated in foreign currencies will not be sold in, or to residents of, the country issuing those currencies. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of and premium and interest, if any, on the Notes. You should consult your own counsel with regard to these matters.

Judgments

      Courts in the United States generally would grant or enforce a judgment relating to an action based on the Foreign Currency Notes and Currency Indexed Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court rendered the judgment. Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation. This judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary, which was prepared by Schulte Roth & Zabel LLP, counsel to CIT, describes material United States federal income tax consequences of the ownership of Notes as of the date of this Prospectus Supplement. Except where noted, it deals only with Notes held by initial purchasers as capital assets and does not deal with special situations, such as those of dealers in securities or financial institutions, life insurance companies, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or persons actually or constructively owning ten percent or more of the combined voting power of all classes of voting stock of CIT. In addition, with respect to a particular series of Notes, the discussion below must be read in conjunction with the discussion of material federal income tax consequences that may appear in the pricing supplement for that series. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations"), rulings and judicial decisions thereunder as of the date of this Prospectus Supplement, and those authorities may be repealed, revoked, modified or otherwise changed so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership, or disposition of Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

United States Holders

      A "United States Holder" of a Note means a holder that is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

      Payments of Interest. Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

      Original Issue Discount. The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by United States Holders. Additional rules applicable to Original Issue Discount Notes that are denominated in or determined by reference to a Specified Currency are described under "Foreign Currency Notes" below.

      A Note may be issued for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments to be made on the Note other than "qualified stated interest" payments). The difference between the stated redemption price at maturity of the Note and its "issue price", if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will be "original issue discount" ("OID"). The "issue price" of each Note will be the initial offering price to the public at which a substantial amount of the particular offering is sold. A "qualified stated interest" payment is stated interest that is unconditionally payable at least annually at a single fixed rate, or, generally, at a rate (a "Variable Rate") that varies among payment periods (1) if such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or (2) that is based upon the changes in the yield or price of certain actively traded personal property. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes that may be redeemed prior to their maturity date at the option of the issuer will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notes that may be redeemed prior to their maturity date at the option of the holder will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. Notice will be given in the pricing supplement if we issue Notes that are redeemable prior to maturity and determine that such Notes will be deemed to have a maturity date for federal income tax purposes prior to their maturity date.

      In certain cases (e.g., where interest payments are deemed not to be qualified stated interest payments), Notes that bear interest from a non-tax standpoint may be deemed instead to be Original Issue Discount Notes for federal income tax purposes, with the result that the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on those Notes, generally accelerating income for cash method taxpayers. For those purposes, the Treasury Regulations provide rules for determining whether payments pursuant to a Note with a Variable Rate will be treated as payments of qualified stated interest. The pricing supplement for any series of Notes will specify whether they are Original Issue Discount Notes and, in the case of Notes with a Variable Rate, will describe the applicable rules for inclusion of OID in income of a United States Holder.

      United States Holders of Original Issue Discount Notes having a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual period for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of (a) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (b) the sum of any qualified stated interest payments allocable to the accrual period. The following rules apply to determine OID allocable to an accrual period:

      o if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval,

      o if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Note at the beginning of the final accrual period, and

      o if all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

      The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such Note that were not qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to report to the IRS the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

      In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Original Issue Discount Notes"), OID is included in income currently either on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above. However, United States Holders that are individuals or other cash method taxpayers are not required to include accrued OID on Short-Term Original Issue Discount Notes in their income currently unless they elect to do so. If such a United States Holder that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the Note, such gain will be treated as ordinary interest income to the extent of the accrued OID. Furthermore, a non-electing United States Holder of a Short-Term Original Issue Discount Note may be required to defer deductions for a portion of such United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry such Note.

      Amortization of Premium. A Note may be considered to have been issued at a "premium" to the extent that the United States Holder's tax basis in the Note exceeds the Note's outstanding stated redemption price at maturity. A United States Holder generally may elect to amortize any premium on a Note by offsetting payments of qualified stated interest on the Note with the premium allocable to the accrual period or periods to which the qualified stated interest relates. The offset occurs at the time the holder of the Note includes the qualified stated interest in its income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that (1) the holder will exercise or not exercise options in a manner that maximizes the holder's yield and (2) we will exercise or not exercise options in a manner that minimizes the holder's yield (except that we will be assumed to exercise call options in a manner that maximizes the holder's yield). Any such election would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

      Election to Treat All Interest as OID. United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a Note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing United States Holder will be required to amortize bond premium for all of the holder's other debt instruments with amortizable bond premium. The United States Holder must make the election for the taxable year in which it acquires the Note, and the election may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

      Sale, Exchange, and Retirement of Notes. A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by all accrued OID and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest payments. Upon the sale, exchange, or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Original Issue Discount Notes, and except with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the Note has been held for more than one year. Under current law, net capital gains are, under certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

      Extendible Notes. A Note may provide that we have the option to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, on an Interest Reset Date or to extend the maturity of a Note on the maturity date. The treatment of a United States Holder of Notes with respect to which such an option has been exercised who does not elect repayment of the affected Notes on the applicable Optional Reset Date or Original Stated Maturity will depend on the terms established for such Notes by CIT pursuant to the exercise of such option (the "Revised Terms"). Such holder may be treated for federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the holder is treated as having exchanged Old Notes for New Notes, such exchange may be treated as either a taxable exchange or a tax-free recapitalization, with the following consequences:

      o if our exercise of the option is not treated as an exchange of Old Notes for New Notes, no gain or loss would be recognized by a United States Holder as a result thereof,

      o if the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes and the holder's adjusted tax basis in the Old Notes, and

      o if the exercise of the option is treated as a tax-free recapitalization, no loss would be recognized by a United States Holder as a result thereof and gain, if any, would be recognized to the extent of the fair market value of the excess, if any, of the principal amount of securities received over the principal amount of securities surrendered.

      Although, in this regard, the meaning of the term "principal amount" is not clear, such term could be interpreted to mean "issue price" with respect to securities that are received and "adjusted issue price" with respect to securities that are surrendered. The presence of such options may also affect the calculation of OID, among other things. Persons considering the purchase of Extendible Notes should carefully examine the pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of those Notes.

      Foreign Currency Notes. The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note denominated in a Specified Currency other than the U.S. dollar and deals only with Foreign Currency Notes that are not treated, for federal income tax purposes, as an integrated economic transaction in conjunction with one or more spot contracts, futures contracts or similar financial instruments. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

      If interest payments are made in a Specified Currency to a United States Holder who is not required to accrue such interest prior to its receipt, the holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Specified Currency received at the "spot rate" for such Specified Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of payment.

      A United States Holder who is required to accrue interest on a Foreign Currency Note prior to receipt of interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during each year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. The average rate of exchange for an interest accrual period is generally the simple average of the exchange rates for each business day of the application period (or other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may, however, elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if that date is within five business days of the end of the accrual period. Any election would apply to all debt securities held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Upon receipt of an interest payment on a Note, the holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date received) and the U.S. dollar value of the interest income that holder has previously included in income with respect to the payment. Any gain or loss generally will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

      OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Specified Currency and then translated into U.S. dollars in the same manner as interest income accrued by a United States Holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for the Specified Currency on the date of payment). For this purpose, all receipts on a Note will be viewed (1) first as the receipt of any periodic interest payments called for under the terms of the Note, (2) second as receipts of previously accrued OID (to the extent of such OID), with payments considered made for the earliest accrual periods first, and (3) thereafter as the receipt of principal.

      A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Specified Currency amount paid for such Foreign Currency Note determined at the time of purchase. In the case of a Note that is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. A United States Holder who purchases a Note with the applicable previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the tax basis in such Specified Currency and the fair market value of the Note in U.S. dollars on the date of purchase. The gain or loss will be ordinary income or loss.

      For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange, or retirement will be the U.S. dollar value of the amount realized in the Specified Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, or retirement and in accordance with the applicable method of accounting. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating that amount at the spot rate of exchange on the settlement date of the sale.

      A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. Such gain or loss may be required to be netted against any non-exchange gain or loss in calculating overall gain or loss on a Note. Under proposed Treasury Regulations issued on March 17, 1992, which could differ materially from the final Treasury Regulations, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (1) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that the Note was held and
(2) the exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

      A United States Holder's tax basis in any Specified Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received such Specified Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, or other disposition of Specified Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

Indexed Notes

      The tax treatment of a United States Holder of an Indexed Note will depend on factors including the specific index or indices used to determine indexed payments on the Note and the amount and timing of any contingent payments of principal and interest. Persons considering the purchase of Indexed Notes should carefully examine the pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such Notes.

Non-United States Holders

      Non-United States Holders generally will not be subject to United States federal withholding tax on the interest income (including any OID and income with respect to Foreign Currency Notes) on any Note, provided that (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote, (2) the beneficial owner is not a controlled foreign corporation related to CIT through stock ownership, and (3) the beneficial owner provides the correct certification of Non-United States Holder status, which may generally be satisfied by providing an IRS Form W-8, W-8BEN or any successor form certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner.

      A Non-United States Holder generally will not be subject to United States federal income tax on gain realized from the sale, exchange or retirement of a Note, unless (1) the gain is effectively connected with the conduct of a trade or business in the United States, (2) the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, or (3) the Non-United States Holder is an individual who is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

      A Note held by an individual who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax, provided that any interest received on the Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business in the United States and the individual does not own, actually or constructively, at the date of death, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote.

Backup Withholding and Information Reporting

      In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium made on a Note and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a correct taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

      Information reporting and backup withholding do not apply to payments made on a Note to a Non-United States Holder if the certification described in clause
(3) of the first paragraph under "Non-United States Holders" above is received, provided the payor does not have actual knowledge that the certifications are incorrect. Special rules may apply with respect to the payment of the proceeds from the sale of a Note to or through foreign offices of certain brokers.

      The backup withholding tax is not an additional tax and may be credited against a holder's regular United States federal income tax liability or refunded by the IRS where applicable.

                              PLAN OF DISTRIBUTION

      We are offering the Notes on a continuing basis for sale directly by us in those jurisdictions where we are authorized to do so. In addition, subject to the terms and conditions set forth in the Selling Agency Agreement, dated May 15, 1996, as amended, we may offer the Notes through any of the Agents who have separately agreed to use their reasonable best efforts to solicit offers to purchase the Notes. We may also sell Notes to any Agent, as principal, at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the pricing supplement, we will pay each Agent a commission, in the form of a discount, which, depending on the maturity of the Notes placed by such Agent, will range from .125% to .750% of the principal amount of such Notes, except that the commission we may pay to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time we issue those Notes. We will not pay a commission to the Agents on the Notes we sell directly to purchasers. Payment of the purchase price of the Notes will be required to be made in immediately available funds.

      The Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless the pricing supplement specifies to the contrary, a discount allowed to any dealer will not be in excess of the discount we allow the Agent. Unless the pricing supplement specifies to the contrary, an Agent purchasing a Note as principal will pay a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and the Agent may resell this Note to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may change.

      We will have the sole right to accept offers to purchase Notes and may, in our absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the Notes.

      If one or more Agents purchase Notes in an offering as principal on a fixed price basis, the Agent or Agents may engage in certain transactions that stabilize the price of those Notes. Those transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of those Notes. If the Agent or Agents create a short position in those Notes (i.e., if it sells Notes in an aggregate principal amount exceeding that set forth in the pricing supplement), that Agent or Agents may reduce that short position by purchasing Notes in the open market.

      In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

      We and the Agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the Agents make no representations that anyone will engage in such transactions or that such transactions, once commenced, continue.

      Each Agent may be deemed to be an "Underwriter" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments each Agent may be required to make in respect thereof.

      The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We have been advised by the Agents that each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so and may discontinue making a market in the Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

      Some of the Agents or their affiliates may from time to time provide investment banking services to us and may from time to time engage in transactions with and perform other services for us in the ordinary course of business.

PROSPECTUS

                               The CIT Group, Inc.

                                 Debt Securities

                                   ----------

      We may issue up to an aggregate of $5.0 billion of debt securities in one or more series with the same or different terms. These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations. The terms that apply to the debt securities will be set forth in a supplement that accompanies this Prospectus when any of the debt securities are offered. Such information will also include the names of agents, dealers or underwriters involved in the sale, if any, and any applicable agent's commission, dealer's purchase price or underwriter's discount, if any, and the net proceeds from the sale after any agent's commission, dealer's purchase price or underwriter's discount.

      The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of any offered debt securities.

      For a description of possible indemnification arrangements with agents, dealers, and underwriters, see "Plan of Distribution."

     We urge you to carefully read this Prospectus and the Prospectus Supplement which will describe the specific terms of the offering before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 11, 1999.

                              AVAILABLE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a Registration Statement on Form S-3, to register the debt securities (the "Debt Securities") being offered in this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information included in the Registration Statement. For further information about us and the debt securities offered in this Prospectus, you should refer to the Registration Statement and its exhibits.

      You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.citgroup.com.

      You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, Debt Securities only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Debt Securities. In this Prospectus, "the Company," "CIT," "we," "us" and "our" refer to The CIT Group, Inc. and its subsidiaries.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this Prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this
Prospectus:

            1. Our Annual Report on Form 10-K for the year ended December 31, 1997;

            2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

            3. Our current Reports on Form 8-K dated January 15, 1998, January 28, 1998, March 24, 1998, April 22, 1998, June 5, 1998, July 22, 1998,
      July 29,  1998,  August 27, 1998,  October 15, 1998,  December 2, 1998 and
      January 28, 1999.

      We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the Debt Securities being offered in this Prospectus are sold.

      We will provide without charge to each person to whom a Prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jeffrey Simon, Senior Vice President-Investor Relations, The CIT Group, Inc., 1211 Avenue of the Americas, New York, New York 10036, telephone (212) 536-1390.

                                   THE COMPANY

      The Company is a leading diversified finance organization offering secured commercial and consumer financing primarily in the United States to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. The Company commenced operations in 1908 and has developed a broad array of "franchise" strategic business units that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. The Company believes that its strong credit risk management expertise and long-standing commitment to its markets and its customers provides it with a competitive advantage. The Company's principal executive offices are at 1211 Avenue of the Americas, New York, New York 10036 and the telephone number is (212) 536-1390.

      In November 1997, the Company issued 36,225,000 shares of Class A Common Stock in an initial public offering. In November 1998, the Company filed a Registration Statement on behalf of its largest stockholder, The Dai-Ichi Kangyo Bank, Limited ("DKB"), to offer 49,000,000 shares of Class A Common Stock. Prior to the offering, DKB held approximately 94% of the combined voting power and approximately 77% of the economic interest of all of the Company's outstanding Common Stock. Following the offering, DKB now holds approximately 44% of the voting power and economic interest of the Company's outstanding Common Stock. DKB continues to be the Company's largest stockholder and will be able to exercise significant influence over us.

      The Company operates through three business segments: two commercial segments, Equipment Financing and Leasing and Commercial Finance and a consumer segment. Each segment conducts its operations through strategic business units.

Commercial

      The Company's commercial operations are diverse and provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including aerospace, retailing, construction, rail, machine tool, business aircraft, apparel, textiles, electronics and technology, chemicals, manufacturing and transportation. The secured lending, leasing and factoring products of the Company's commercial operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and acquisition and expansion financing.

Equipment Financing and Leasing

      The Company's Equipment Financing and Leasing operations are conducted through two strategic business units: (i) The CIT Group/Equipment Financing ("Equipment Financing"), which focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling primarily with the construction, transportation and machine tool industries; and
(ii) The CIT Group/Capital Finance ("Capital Finance"), which focuses on the direct marketing of customized transactions relating primarily to commercial aircraft and rail equipment.

      Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle. For example, Capital Finance has the expertise to repossess commercial aircraft, if necessary, to obtain required maintenance and repairs for such aircraft, and to recertify such aircraft with appropriate authorities. Equipment Financing's and Capital Finance's equipment and industry expertise enable them to evaluate effectively residual value risk and to manage equipment and residual value risks by locating alternative equipment users and/or purchasers in order to minimize such risk and/or the risk of equipment remaining idle for extended periods of time or in amounts that could materially impact profitability.

Equipment Financing

      Equipment Financing is the largest of the Company's strategic business units with total financing and leasing assets of $8.7 billion at September 30, 1998, representing 38.3% of the Company's total financing and leasing assets. Equipment Financing offers secured equipment financing and leasing products, including direct secured loans, leases, revolving lines of credit, operating leases, sale and leaseback arrangements, vendor financing and specialized wholesale and retail financing for distributors and manufacturers.

      Equipment Financing is a leading nationwide asset-based equipment lender. At September 30, 1998, its portfolio included significant outstandings to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Equipment Financing portfolio at September 30, 1998 included many different types of equipment, including construction, transportation and manufacturing equipment and business aircraft.

      Equipment Financing originates its products through direct calling on customers and through its relationships with manufacturers, dealers/distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

Capital Finance

      Capital Finance had financing and leasing assets of $3.9 billion at September 30, 1998, which represented 16.9% of the Company's total financing and leasing assets. Capital Finance specializes in customized secured financing, including leases, loans, operating leases, single investor leases, debt and equity portions of leveraged leases, and sale and leaseback arrangements relating primarily to end-users of commercial aircraft and railcars. Typical Capital Finance customers are middle-market to larger-sized companies.

      Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines. Capital Finance has developed strong relationships with most major airlines and all major aircraft and aircraft engine manufacturers, which provide Capital Finance with access to technical information. Such access supports customer service, and provides opportunities to finance new business.

      Capital Finance has over 25 years experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. To strengthen its position in the rail financing market, Capital Finance formed a dedicated rail equipment group in 1994 and currently maintains relationships with several leading railcar manufacturers in the United States. The Capital Finance rail portfolio includes all of the U.S. and Canadian Class I railroads and numerous shippers. The Capital Finance operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products and plastic pellets, gondola cars for coal, steel coil and mill service, open hopper cars for coal and aggregates, center beam flat cars for lumber, and boxcars for paper and auto parts.

      New business is generated by Capital Finance through (i) direct calling efforts with equipment end-users and borrowers, including major airlines, railroads and shippers, (ii) relationships with aerospace, railcar and other manufacturers and (iii) intermediaries and other referral sources.

Commercial Finance

      The Company's Commercial Finance operations are conducted through three strategic business units: (i) The CIT Group/Business Credit ("Business Credit"), which provides secured financing primarily to middle-market to larger-sized borrowers; (ii) The CIT Group/Credit Finance ("Credit Finance"), which provides secured financing primarily to smaller-sized to middle-market borrowers; and
(iii) The CIT Group/Commercial Services which offers secured lending and receivables/collection management products to small and mid-size companies.

Business Credit

      Financing and leasing assets of Business Credit totaled $1.5 billion at September 30, 1998 and represented 6.8% of the Company's total financing and leasing assets. Business Credit offers senior revolving and term loans secured by accounts receivable, inventories and fixed assets to middle-market and larger-sized companies. Such loans are used by clients primarily for growth, expansion, acquisitions, refinancings and debtor-in-possession and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

      Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes such as LIBOR or a prime rate of interest.

      Business is originated through direct calling efforts and intermediary and referral sources. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income.

Credit Finance

      Financing and leasing assets of Credit Finance totaled $1.0 billion at September 30, 1998 and represented 4.6% of the Company's total financing and leasing assets. Credit Finance offers revolving and term loans to smaller-sized and middle-market companies secured by accounts receivable, inventories and fixed assets. Such loans are used by clients for working capital, refinancings, acquisitions, leveraged buyouts, reorganizations, restructurings, turnarounds and Chapter 11 financing and confirmation plans. Credit Finance sells participation interests in such loans to other lenders and purchases participation interests in such loans originated by other lenders. Credit Finance borrowers are generally smaller and cover a wider range of credit quality than those of Business Credit. While both Business Credit and Credit Finance offer financing secured by accounts receivable, inventories and fixed assets, Credit Finance places a higher degree of reliance on collateral and is generally more focused on credit monitoring in its business.

      Business is originated through the sales and regional offices and is also developed through intermediaries and referral relationships and through direct calling efforts. Credit Finance has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

Commercial Services

      The CIT Group/Commercial Services ("Commercial Services") factoring operation had total financing and leasing assets of $2.8 billion at September 30, 1998, which represented 12.1% of the Company's total financing and leasing assets. Commercial Services offers a full range of domestic and international customized credit protection and lending services that include factoring, working capital and term loans, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs.

      Commercial Services provides financing to its clients through the purchase of accounts receivables owed to clients by their customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as "factoring" and results in the payment by the client of a factoring fee, generally a percentage of the factored sales volume. When Commercial Services "factors" (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ("credit balances of factoring clients"). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

      Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of bad debt chargeoffs, increasing sales, improving management information and converting the high fixed cost of operating a credit and collection department into a lower and variable expense based on sales volume.

      Commercial Services generates business regionally from a variety of sources, including direct calling and referrals from existing clients and other referral sources.

Consumer

      The Company's consumer business is focused primarily on home equity lending through The CIT Group/Consumer Finance ("Consumer Finance") and on retail sales financing secured by recreation vehicles, manufactured housing and recreational boats through The CIT Group Sales Financing ("Sales Financing").

Sales Financing also provides contract servicing for securitization trusts and other third parties through a centralized Asset Service Center ("ASC"). Additionally, in the ordinary course of business, Consumer Finance and Sales Financing purchase loans and portfolios of loans from banks, thrifts and other originators of consumer loans.

Consumer Finance

      Financing and leasing assets of Consumer Finance, which aggregated $2.1 billion at September 30, 1998, represented 9.3% of the Company's total financing and leasing assets. The managed assets of Consumer Finance were $2.8 billion at September 30, 1998, or 11.0% of total managed assets. Consumer Finance commenced operations in December 1992. Its products include both fixed and variable rate closed-end loans and variable rate lines of credit. The lending activities of Consumer Finance consist primarily of originating, purchasing and selling loans secured by first or second liens on detached, single family residential properties. Such loans are primarily made for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Consumer Finance originates loans through brokers and correspondents as well as on a direct marketing basis.

      The Company believes that its network of Consumer Finance offices, located in most major U.S. markets, enables it to provide a competitive, extensive product offering complemented by high levels of service delivery. Through experienced lending professionals and automation, Consumer Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker and correspondent relationships.

Sales Financing

      The financing and leasing assets of Sales Financing, which aggregated $2.7 billion at September 30, 1998, represented 11.7% of the Company's total financing and leasing assets. The managed assets of Sales Financing were $4.6 billion at September 30, 1998, or 18.1% of total managed assets. The lending activities of Sales Financing consist primarily of providing nationwide retail financing for the purchase of new and used recreation vehicles, manufactured housing and recreational boats. During 1997, Sales Financing began providing wholesale manufactured housing and recreational boat inventory financing directly to dealers. Sales Financing originates loans predominately through recreation vehicle, manufactured housing and recreational boat dealer, manufacturer and broker relationships.

Servicing

      The ASC centrally services and collects substantially all of the Company's consumer finance receivables including loans originated or purchased by Sales Financing or Consumer Finance, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by Sales Financing for a fee on a "contract" basis. At September 30, 1998, the consumer finance servicing portfolio aggregated approximately 285,600 loans, including $1.1 billion of finance receivables serviced for third parties.

Securitization Program

      The Company funds its balance sheet assets using its access to the commercial paper, medium-term note and capital markets. In an effort to broaden its funding sources and to provide an additional source of liquidity, the Company, in 1992, established a program to opportunistically access the public and private asset backed securitization markets. Current products utilized in the Company's program include consumer loans secured by recreation vehicles, recreational boats and residential real estate. The Company has sold $4.0 billion of finance receivables since the inception of the Company's asset backed securitization program and the remaining pool balance at September 30, 1998 was $2.6 billion or 10.2% of the Company's total managed assets.

      Under a typical asset backed securitization, the Company sells a "pool" of secured loans to a special purpose entity, that, in turn, issues certificates and/or notes that are collateralized by the loan pool and that entitle the holders thereof to participate in certain loan pool cash flows. The Company retains the servicing of the securitized loans, for which it is paid a fee, and also participates in certain "residual" loan pool cash flows (cash flows after payment of principal and interest to certificate and/or note holders and after credit losses). At the date of securitization, the Company estimates the
"residual"  cash  flows to be  received  over  the  life of the securitization, records the present value of these cash flows as an interest-only receivable, or I/O (a retained interest in the securitization), and recognizes a gain. The I/O is then amortized over the estimated life of the related loan pool.

      The Company, in its estimation of residual cash flows and related I/Os, inherently employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are empirically supported by both the Company's historical experience and anticipated trends relative to the particular products securitized. Subsequent to the recognition of I/Os, the Company regularly reviews such assets for valuation impairment. These reviews are performed on a disaggregated basis. Fair values of I/Os are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates and are then compared to the Company's carrying values. Carrying value of the Company's I/O's at September 30, 1998 was $165.4 million and approximated fair value.

Equity Investments

      The CIT Group/Equity Investments and its subsidiary The CIT Group/Venture Capital (together "Equity Investments") originate and participate in merger and acquisition transactions, purchase private equity and equity-related securities and arrange transaction financing. Equity Investments also invests in emerging growth opportunities in selected industries, including the life sciences, information technology, communications and consumer products industries. Equity Investments made its first investment in 1991 and had total investments of $87.3 million at September 30, 1998.

Competition

      The Company's markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. The Company's competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors. Substantial national financial services networks have been formed by insurance companies and bank holding companies that compete with the Company. On a local level, community banks and smaller independent finance and/or mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than the Company and may have access to capital at a lower cost than the Company. Also, the Company's competitors include businesses that are not related to bank holding companies and, accordingly, may engage in activities such as short-term equipment rental and servicing, which currently are prohibited to the Company. Competition has been enhanced in recent years by an improving economy and growing marketplace liquidity. The markets for most of the Corporation's products are characterized by a large number of competitors. However, with respect to some of the Corporation's products, competition is more concentrated.

      The Company competes primarily on the basis of pricing, terms, and structure, with other primary competitive factors including industry experience and client service and relationships. From time to time, competitors of the Company seek to compete aggressively on the basis of these factors and the Company may lose market share to the extent it is unwilling to match its competitors' pricing and terms in order to maintain its interest margins and/or credit standards.

      Other primary competitive factors include industry experience and client service and relationships. In addition, demand for the Company's products with respect to certain industries, such as the commercial airline industry, will be affected by demand for such industry's services and products and by industry regulations.

Regulation

      DKB is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"), and is registered as such with the Federal Reserve. As a result, the Company is subject to certain provisions of the Act and is subject to examination by the Federal Reserve. In general, the Act limits the activities in which a bank holding company and its subsidiaries may engage to those of banking or managing or controlling banks or performing services for their subsidiaries and to continuing activities which the Federal

Reserve has determined to be "so closely related to banking or managing or controlling banks as to be a proper incident thereto." The Company's current principal business activities constitute permissible activities for a nonbank subsidiary of a bank holding company.

      In addition to being subject to the Act, DKB is subject to Japanese banking laws, regulations, guidelines and orders that affect permissible activities of the Company. DKB and the Company have entered into an agreement in order to facilitate DKB's compliance with applicable U.S. and Japanese banking laws, or the regulations, interpretations, policies, guidelines, requests, directives and orders of the applicable regulatory authorities or the staffs thereof or a court (collectively, the "Banking Laws"). That agreement prohibits the Company from engaging in any new activity or entering into any transaction for which prior approval, notice or filing is required under Banking Laws without the required prior approval having been obtained, prior notice having been given or made by DKB and accepted or such filings having been made. The Company is also prohibited from engaging in any activity as would cause DKB, the Company or any affiliate of DKB or the Company to violate any Banking Laws. In the event that, at any time, it is determined by DKB that any activity then conducted by the Company is prohibited by any Banking Law, the Company is required to take all reasonable steps to cease such activity. Under the terms of that agreement, DKB is responsible for making all determinations as to compliance with applicable Banking Laws.

      Two of the subsidiaries of the Company are investment companies organized under Article XII of the New York Banking Law and, as a result, the activities of these subsidiaries are restricted by state banking laws and these subsidiaries are subject to examination by state banking examiners. Also, any person or entity seeking to purchase "control" of the Company would be required to apply for and obtain the prior approval of the Superintendent of Banks of the State of New York. "Control" is presumed to exist if a person or entity would, directly or indirectly, own, control or hold (with power to vote) 10% or more of the voting stock of the Company.

      The operations of the Company are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things, (i) regulate credit granting activities, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions and (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices.

      The Company's consumer finance business is subject to detailed enforcement and supervision by state authorities under legislation and regulations which generally require licensing of the lender. Licenses are renewable and may be subject to suspension or revocation for violations of such laws and regulations. Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, most states have other laws, public policies and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices that may apply to the origination, servicing and collection of consumer finance loans. Depending on the provision of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the Company's ability to collect all or part of the principal of or interest on consumer finance loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

      Federal laws preempt state usury ceilings on first mortgage loans and state laws which restrict various types of alternative dwelling secured receivables, except in those states which have specifically opted out, in whole or in part, of such preemption. Loans may also be subject to other federal laws, including: (i) the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers and other parties regarding loan terms; (ii) the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, which require certain disclosures to borrowers and other parties regarding certain loan terms and regulates certain practices with respect to such loans; (iii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit and administration of loans on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act; (iv) the Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower's credit experience; and (v) the Fair Housing Act, which prohibits discrimination on the basis of, among other things, familial status or handicap.

      Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws may limit the ability of the Company to collect all or part of the principal of or interest on applicable loans, may entitle the borrower to rescind the loan and any mortgage or to obtain a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

      The above federal and state regulation and supervision could limit the Company's discretion in operating its businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that interest rates the Company charges will not rise to state maximum levels, the effect of any of which could be to adversely affect the business or results of operations of the Company. Under certain circumstances, the Federal Reserve has the authority to issue orders which could restrict the ability of the Company to engage in new activities or to acquire additional businesses or to acquire assets outside of the normal course of business.

                        SUMMARY OF FINANCIAL INFORMATION

      The following is a summary of certain financial information of the Company and its subsidiaries. The data for the years ended December 31, 1997, 1996 and 1995 were obtained from the Company's audited consolidated financial statements contained in the Company's 1997 Annual Report on Form 10-K. The data for the years ended December 31, 1994 and 1993 were obtained from audited consolidated statements of the Company that are not incorporated by reference in this Prospectus. The data for the quarters ended September 30, 1998 and 1997 were obtained from the Company's unaudited condensed consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. This summary should be read in conjunction with the financial information of the Company included in the reports referred to under "Documents Incorporated By Reference." Results for the nine-month period ended September 30, 1998 are not necessarily indicative of operating results that may be expected for a full year.

                                       Nine Months Ended
                                          September 30,                    Years Ended December 31,
                                      ------------------   --------------------------------------------------------
                                        1998      1997       1997        1996        1995       1994         1993
                                      --------  --------   --------    --------    --------   --------     --------
                                                               (Dollar Amounts in Millions)
Finance income .....................  $1,481.4  $1,352.0   $1,824.7    $1,646.2    $1,529.2   $1,263.8     $1,111.9
Interest expense ...................     766.2     693.7      937.2       848.3       831.5      614.0        508.0
                                      --------  --------   --------    --------    --------   --------     --------
 Net finance income ................     715.2     658.3      887.5       797.9       697.7      649.8        603.9
Fees and other income ..............     196.1     186.0      247.8       244.1       184.7      174.4        133.8
Gain on Sale of Equity interest
   acquired in loan workout ........        --      58.0       58.0          --          --         --           --
                                      --------  --------   --------    --------    --------   --------     --------
 Operating revenue .................     911.3     902.3    1,193.3     1,042.0       882.4      824.2        737.7
                                      --------  --------   --------    --------    --------   --------     --------
Salaries and employee benefits .....     184.4     185.3      253.5       223.0       193.4      185.8        152.1
General operating expenses .........     126.6     128.8      174.9       170.1       152.3      152.1        130.1
                                      --------  --------   --------    --------    --------   --------     --------
Salaries and general operating
   expenses ........................     311.0     314.1      428.4       393.1       345.7      337.9        282.2
Provision for credit losses ........      75.0      91.8      113.7       111.4        91.9       96.9        104.9
Depreciation on operating
   lease equipment .................     121.4     108.3      146.8       121.7        79.7       64.4         39.8
Minority interest in subsidiary
   trust holding solely
   debentures of the company .......      14.4      11.5      16.3          --          --         --           --
                                      --------  --------   --------    --------    --------   --------     --------
   Operating expenses ..............     521.8     525.7      705.2       626.2       517.3      499.2        426.9
                                      --------  --------   --------    --------    --------   --------     --------
Income before provision for
   income taxes ....................     389.5     376.6      488.1       415.8       365.1      325.0        310.8
Provision for income taxes .........     138.0     137.5      178.0       155.7       139.8      123.9        128.5
                                      --------  --------   --------    --------    --------   --------     --------
   Net income ......................  $  251.5  $  239.1   $  310.1    $  260.1    $  225.3   $  201.1     $  182.3
                                      ========  ========   ========    ========    ========   ========     ========

      The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated.

Ratios of Earnings to Fixed Charges

                                    Nine Months Ended
                                      September 30,                     Years Ended December 31,
                                    ------------------      ------------------------------------------------
                                     1998        1997        1997      1996       1995      1994       1993
                                    ------      ------      ------    ------     ------    ------     ------
Ratio of earnings to fixed charges   1.49        1.53        1.51      1.49       1.44      1.52       1.60

      The ratios of earnings to fixed charges have been computed in accordance with requirements of the Commission's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges; fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company, and the portion of rentals considered to represent an appropriate interest factor.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the Debt Securities offered hereby will provide additional working funds for the Company and its subsidiaries and will be used initially to reduce short-term borrowings (currently represented by commercial paper) incurred primarily for the purpose of originating and purchasing receivables in the ordinary course of business. The amounts which the Company itself may use in connection with its business and which the Company may furnish to particular subsidiaries are not now determinable. From time to time the Company may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

General

      The Debt Securities will constitute either Superior Indebtedness or Senior Subordinated Indebtedness of the Company. The senior debt securities (the "Senior Securities") may be issued from time to time in one or more separate, unlimited series under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Indenture", and collectively as the "Senior Indentures"), in each case between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Trustee", and collectively as the "Senior Trustees"). The senior subordinated debt securities (the "Senior Subordinated Securities") may be issued from time to time as either (i) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures, each substantially in the form of a global indenture (each such indenture and indentures supplemental thereto are hereinafter referred to as a "Senior Subordinated Indenture", and collectively as the "Senior Subordinated Indentures"), in each case between the Corporation and a banking institution organized under the laws of the United States or one of the states thereof (each such banking institution is hereinafter referred to as a "Senior Subordinated Trustee", and collectively as the "Senior Subordinated Trustees"), or (ii) one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under the Senior Subordinated Indentures which is intended to qualify as "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board, if such series have the limited rights of acceleration described under "Description of Debt Securities--Senior Subordinated Securities" and "Description of Debt Securities--Events of Default". The Senior Indentures and the Senior Subordinated Indentures are sometimes herein referred to as the "Indentures", and the Senior Trustees and the Senior Subordinated Trustees are sometimes herein referred to as the "Trustees".

      The statements under this heading are subject to the detailed provisions of each Indenture. A form of global Senior Indenture and a form of global Senior Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. Wherever particular provisions of an Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

      The Debt Securities to be issued pursuant to this Prospectus, comprised of the Senior Securities and the Senior Subordinated Securities, are limited to an aggregate initial offering price of $5.0 billion (or (i) if the principal of the Debt Securities is denominated in a foreign currency, the equivalent thereof at the time of offering, or (ii) if the Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $5.0 billion). The Senior Indentures do not limit the amount of Debt Securities or other unsecured Superior Indebtedness which may be issued thereunder or limit the amount of subordinated debt, secured or unsecured, which may be issued by the Company. Except as described herein under "Description of Debt Securities--Certain Restrictive Provisions", the Senior Subordinated Indentures do not limit the amount of Debt Securities or other unsecured Senior Subordinated Indebtedness which may be issued thereunder or limit the amount of Junior Subordinated Indebtedness, secured or unsecured, which may be issued by the Company. At September 30, 1998, approximately $200 million of Senior Subordinated Indebtedness was issued and outstanding. At September 30, 1998, under the most restrictive provisions of the Senior Subordinated Indentures, the Company could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. The Debt Securities will be issued in fully registered form and, with regard to each issue of securities in respect of which this Prospectus is being delivered, in the manner and in the denominations set forth in the accompanying Prospectus Supplement.

      The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Senior Subordinated Securities, in each case with the same or various maturities at par or at a discount. Offered Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities") will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

      Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount, and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued;
(iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates, or the original issue discount, if applicable; (v) the times at which any such interest will be payable and the date from which any such interest shall accrue; (vi) provisions for a sinking, purchase, or other analogous fund, if any; (vii) any redemption terms; (viii) the designation of the office or agency of the Company in the Borough of Manhattan, The City of New York, where the Offered Debt Securities may be presented for payment and may be transferred or exchanged by the registered holders thereof or by their attorneys duly authorized in writing; (ix) if other than U.S. dollars, the currency (including composite currencies) in which the principal of, premium, if any, and/or interest on the Offered Debt Securities will be payable; (x) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of, premium, if any, and/or interest on the Offered Debt Securities may, at the election of the Company or the holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xi) if the amount of payments of principal of, premium, if any, and/or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xii) whether the Offered Debt Securities are Senior Securities or Senior Subordinated Securities, or include both; and (xiii) other specific terms.

      Principal, premium, if any, and interest, if any, less applicable withholding taxes, if any, will be payable at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, provided that payment of interest, if any, less applicable withholding taxes, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the register of the Company. (Section 2.04 of the Indentures.)

      The Indentures provide that the Debt Securities will be transferable by the registered holders thereof, or by their attorneys duly authorized in writing, at the office or agency of the Company maintained for such purpose in such cities as will be designated in the Prospectus Supplement, in the manner and subject to the limitations provided in the Indentures, and upon surrender of the Debt Securities. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 2.06 of the Indentures.)

      "Indebtedness", when used in the definition of the terms "Superior Indebtedness", "Senior Subordinated Indebtedness", and "Junior Subordinated Indebtedness", means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities upon a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

      "Superior Indebtedness" means all Indebtedness of the Company that is not by its terms subordinate or junior to any other indebtedness of the Company. As discussed below, the Senior Securities constitute Superior Indebtedness.

      "Senior Subordinated Indebtedness" means all Indebtedness of the Company that is subordinate only to Superior Indebtedness. As discussed below, the Senior Subordinated Securities constitute Senior Subordinated Indebtedness.

      "Junior Subordinated Indebtedness" means all Indebtedness of the Company that is subordinate to both Superior Indebtedness and Senior Subordinated Indebtedness.

Senior Securities

      The Senior Securities will be direct, unsecured obligations of the Company, and will constitute Superior Indebtedness issued on a parity with the other Superior Indebtedness of the Company. At September 30, 1998, approximately $17.6 billion of outstanding Superior Indebtedness was reflected in the Company's consolidated unaudited balance sheet. The Senior Securities will be senior to all Senior Subordinated Indebtedness, including the Senior Subordinated Securities, which at September 30, 1998, totaled $200 million outstanding, and Junior Subordinated Indebtedness, none of which was outstanding at September 30, 1998. The subordination provisions applicable to the Senior Subordinated Securities are discussed below under "Description of Debt Securities--Senior Subordinated Securities".

Senior Subordinated Securities

      The Senior Subordinated Securities will be direct, unsecured obligations of the Company subordinated as to principal, premium, if any, and interest to the prior payment in full of all Superior Indebtedness of the Company, including the Senior Securities. In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or similar proceedings or proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, the holders of Superior Indebtedness will first be paid in full before any payment on account of principal, premium, if any, or interest is made on the Senior Subordinated
Securities. An event of default under and/or acceleration of Superior Indebtedness does not in itself result in the suspension of payments on Senior Subordinated Securities. However, in the event the Senior Subordinated Securities are declared due and payable before their expressed maturity because of the occurrence of one of the events of default specified in the Senior Subordinated Indentures, holders of the Senior Subordinated Securities will be entitled to payment only after payment in full of Superior Indebtedness or provision for such payment is made.

      By reason of the foregoing subordination, in the event of insolvency, holders of Superior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Securities. The Senior Subordinated Securities are intended to rank in all respects on a parity with all other Senior Subordinated Indebtedness, including the Company's outstanding Senior Subordinated Securities, and superior in right of payment to all Junior Subordinated Indebtedness and all outstanding capital stock.

      Senior Subordinated Securities of certain series may meet the requirements necessary for such series to be considered "Tier II Capital" under the rules and regulations of the Ministry of Finance of Japan and the risk-based capital guidelines of the Federal Reserve Board. If it is intended that any series be considered Tier II Capital, such series of the Senior Subordinated Securities may provide that the maturity date of any such series so designated by the Company in a supplement hereto will be subject to acceleration only in the event of certain circumstances related to the insolvency of the Company.

Certain Restrictive Provisions

      Except as set forth in the next sentence, no Indenture limits the amount of other securities which may be issued by the Company or its subsidiaries, but each contains a covenant that the Company will not pledge or otherwise subject to any lien ("Liens") any of its property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by the Company, except Liens in favor of any subsidiary of the Company; purchase money Liens existing on property, assets, shares of capital stock or indebtedness hereafter acquired; Liens on any property or assets existing at the time of acquisition by the Company; Liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds, and other similar obligations incurred in the ordinary course of business; Liens upon any real property acquired or constructed by the Company primarily for use in the conduct of its business; arrangements providing for the leasing by the Company of any property or assets, which property or assets have been or will be sold or transferred by the Company with the intention that such property or assets will be leased back to the Company, if the obligations in respect of such lease would not be included as liabilities on a consolidated balance sheet of the Company; Liens to secure non-recourse debt in connection with the Company engaging in any leveraged or single-investor or other lease transactions; consensual Liens in the ordinary course of business of the Company that secure indebtedness that would not be included in total liabilities as shown on the Company's consolidated balance sheet; Liens created by the Company in connection with any transaction intended by the Company to be a sale of property or assets of the Company; Liens on property or assets financed through tax-exempt municipal obligations; any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing, provided that any such extension, renewal or replacement is limited to all or a part of the property or assets which secured the Lien so extended, renewed or replaced (plus improvements on such property); Liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of the Company's consolidated net worth; and certain other minor exceptions. (Section 6.04 of the Indentures.) In addition, the Senior Subordinated Indentures provide that the Company will not permit (i) the aggregate amount of Senior Subordinated Indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Company and its consolidated subsidiaries or (ii) the aggregate amount of Senior Subordinated Indebtedness and Junior Subordinated Indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus the surplus (including retained earnings) of the Company and its consolidated subsidiaries. (Senior Subordinated Indenture Section 6.05.) Under the more restrictive of such tests in the Senior Subordinated Indentures, as of September 30, 1998, the Company could issue up to approximately $2.4 billion of additional Senior Subordinated Indebtedness. For information as to restrictions in other agreements on the Company's ability to issue Senior Subordinated Indebtedness, see "Description of Debt Securities--General" above.

      The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with the foregoing restrictions. (Senior Indenture
Section 6.06, Senior Subordinated Indenture Section 6.07.)

      Each Indenture provides that, subject to the restrictions described in the first sentence of the first paragraph under this caption, nothing contained in such Indenture will prevent the consolidation or merger of the Company with or into any other corporation, or the merger into the Company of any other corporation, or the sale by the Company of its property and assets as, or substantially as, an entirety, or otherwise. Notwithstanding the foregoing: (i) in the event of any such consolidation or merger in which the Company is not the surviving corporation, the surviving corporation must succeed to and be substituted for the Company and must expressly assume by an indenture executed and delivered to the applicable Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, and (ii) as a condition to any sale of the property and assets of the Company as, or substantially as, an entirety, the corporation to which such property and assets will be sold must (a) expressly assume, as part of the purchase price thereof, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, and (b) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property and assets, execute and deliver to the applicable Trustee a proper indenture in form satisfactory to such Trustee, pursuant to which such purchasing corporation will assume the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Debt Securities then outstanding and the performance and observance of every covenant and condition of such Indenture which is required to be performed or observed by the Company, to the same extent that the Company is bound and liable. (Senior Indenture Section 15.01, Senior Subordinated Indenture
Section 16.01.) Compliance by the Company with the foregoing restrictions may be waived by or on behalf of the holders of the outstanding Debt Securities. For information as to the modification of each Indenture, see "Description of Debt Securities--Modification of Indenture" below.

      Other than the foregoing restrictions, no Indenture contains covenants of the Company or provisions which afford additional protection to holders of outstanding Debt Securities in the event of a highly leveraged transaction involving the Company.

Modification of Indenture

      Each Indenture contains provisions permitting the Company and the Trustee thereunder to add any provisions to or change in any manner or eliminate any of the provisions of such Indenture or any indenture supplemental thereto or to modify in any manner the rights of the holders of any series of Debt Securities with the consent of the holders of not less than 66 2/3% in aggregate principal amount of such series of Debt Securities at the time outstanding, except that no such amendment or modification may (i) extend the fixed maturity of any Debt Security, reduce the rate or extend the time of payment of interest thereon, reduce the amount of the principal thereof, or premium, if any, payable with respect thereto, or reduce the amount of an Original Issue Discount Security payable upon the acceleration of the stated maturity thereof, without the consent of the holder of such Debt Security, or (ii) reduce the aforesaid percentage of any series of Debt Securities, the holders of which are required to consent to any such amendment or modification, without the consent of the holders of all the Debt Securities of such series then outstanding. (Section
14.02 of the Indentures.)

Outstanding Debt Securities

      In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent, or waiver under any Indenture, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof upon an event of default and (ii) the principal amount of a Debt Security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount. (Section 1.02 of the Indentures.)

Events of Default

      Each Indenture defines an "event of default" with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for the Debt Securities of a particular series: (i) default for thirty days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due;
(iii) default in the payment of any sinking fund installment of such series when due; (iv) default for thirty days after appropriate notice in performance of any other covenant in such Indenture (other than a covenant included in the Indenture solely for the benefit of another series of Debt Securities); (v) certain events in bankruptcy, insolvency, or reorganization; or (vi) default in the payment of any installment of interest on any evidence of indebtedness of, or assumed or guaranteed by, the Company (other than indebtedness subordinated to such series), or in the payment of any principal of any such evidence of indebtedness, and with respect to which any period of grace shall have expired, after appropriate notice. (Section 7.01 of the Indentures.) Each Indenture provides that the Trustee may withhold notice of any default (except in the payment of principal of, premium, if any, or interest, if any, on any series of Debt Securities) if it considers such withholding in the interests of the holders of such series of Debt Securities issued thereunder. (Section 11.03 of the Indentures.)

      Except as set forth below, each Indenture provides that the Trustee thereunder or the holders of not less than 25% in principal amount of any series of Debt Securities then outstanding may declare the principal of all Debt Securities of such series to be due and payable on an event of default. (Section
7.02 of the Indentures.) Notwithstanding the foregoing, any series of Senior Subordinated Securities which will be considered "Tier II" may provide that the Senior Subordinated Trustee or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Securities of that series which are then outstanding may declare the principal of all Senior Subordinated Securities of that series to be due and payable immediately only if an event of default pursuant to (v) above shall have occurred and be continuing. Any such series will be designated by the Company in a supplement hereto.

      Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an event of default and the continuation thereof.

      Within 120 days after the close of each fiscal year, the Company must file with each Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default, the nature thereof and what action, if any, has been taken to cure such default. (Senior Indenture Section 6.05, Senior Subordinated Indenture
Section 6.06.)

      Subject to provisions relating to its duties in case of default, no Trustee is under any obligation to exercise any of its rights or powers thereunder at the request, order, or direction of any holders of any series of Debt Securities, unless such holders shall have offered to such Trustee reasonable indemnity. (Section 11.01 of the Indentures.) Subject to such provisions for indemnification, the holders of a majority in principal amount of any series of Debt Securities outstanding may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee thereunder, or of exercising any trust or power conferred upon such Trustee. (Section 7.08 of the Indentures.)

Defeasance of the Indenture and Debt Securities

      The Company at any time may satisfy its obligations with respect to payments of principal of the Debt Securities, and premium, if any, and interest, if any, on the Debt Securities of any series by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations (as defined in the Indenture) or a combination thereof sufficient to make such payments when due. If such deposit is sufficient, as verified by a written report of a nationally recognized, independent public accounting firm, to make all payments of (i) interest, if any, on the Debt Securities of such series prior to and on their redemption or maturity, as the case may be, and (ii) principal of the Debt Securities, and premium, if any, on the Debt Securities of such series when due upon redemption or at the designated maturity date, as the case may be, then all the obligations of the Company with respect to the Debt Securities of such series and the Indenture insofar as it relates to the Debt Securities of such series will be satisfied and discharged (except as otherwise provided in the Indenture). In the event of any such defeasance, holders of the Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on the Debt Securities of such series until the designated maturity date or redemption. (Sections 12.01, 12.02 and 12.03 of the Indentures.)

      Such a trust may only be established if, among other things, (i) the Company has obtained an opinion of legal counsel (which may be based on a ruling from, or published by, the Internal Revenue Service) to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) at that time, with respect to any series of Debt Securities then listed on The New York Stock Exchange, the rules of The New York Stock Exchange do not prohibit such deposit with the Trustee.

Information Concerning the Trustees

      The Company from time to time may borrow from each of the Trustees, and the Company and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with some of the Trustees. A Trustee under a Senior Indenture or a Senior Subordinated Indenture may act as trustee under any of the Company's other indentures.

                              PLAN OF DISTRIBUTION

      The Company may sell the Debt Securities being offered hereby (i) directly to purchasers, (ii) through agents, (iii) to dealers, or (iv) through an underwriter or a group of underwriters.

      Offers to purchase Offered Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      If a dealer is utilized in the sale of the Offered Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Debt Securities to the dealer, as principal. The dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

      If an underwriter or underwriters are utilized in the sale, the Company may enter into an arrangement with such underwriters at the time of sale to them providing for their indemnification against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement which is intended for use by the underwriters to make resales of the Offered Debt Securities in respect of which this Prospectus is delivered to the public.

      The underwriters, dealers, and agents may be deemed to be underwriters and any discounts, commissions, or concessions received by them from the Company or any profit on the resale of Offered Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from the Company will be described in the Prospectus Supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

      If so indicated in the Prospectus Supplement, the Company will authorize underwriters and agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on the date stated in the Prospectus Supplement ("Contracts"). Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Offered Debt Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except that the purchase  by an  institution  of the  Offered  Debt  Securities  covered  by its
Contract must not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be granted to underwriters and agents soliciting purchases of Offered Debt Securities pursuant to Contracts accepted by the Company. Underwriters and agents will have no responsibility in respect of the delivery or performance of Contracts.

      The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                     EXPERTS

      The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 has been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

      Schulte Roth & Zabel LLP, New York, New York, our counsel, is passing for us on the validity of the Debt Securities to which this Prospectus relates. Paul
N. Roth, a director of the Company, is a partner of Schulte Roth & Zabel LLP.

================================================================================

                               U.S. $5,000,000,000

                                  [LOGO] THE
                                         CIT
                                       GROUP

                               The CIT Group, Inc.

                                Medium-Term Notes
                              Due 9 Months or More
                               From Date of Issue

                               ------------------

                              PROSPECTUS SUPPLEMENT

                                 March 31, 1999

                               ------------------

                                 LEHMAN BROTHERS
                              CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY
                             WARBURG DILLON READ LLC

================================================================================